       PART II: INFORMATION REQUIRED IN OFFERING CIRCULAR

ITEM 1

COVER PAGE OF PRELIMINARY OFFERING CIRCULAR

DATE OF PROPOSED SALE TO PUBLIC:

4th Quarter 2022 – immediately following approval from SEC

RUSHNET, INC.

Corporate Office:

8465 Merchant’s Way, Suite 206

Jacksonville, Florida 32222

(833) 435-4678

Best Efforts Offering

5,000,000,000 Common Shares of RushNet, Inc. at $0.001 per Share: $$5,000,000 Aggregate Offering

No Minimum

Termination Date of Offering: October 1, 2023 Unless Extended (Up to 12 Months from the date of this Offering Circular)

An Offering Statement pursuant to Regulation A (17 CFR 230.251, et seq.) relating to the securities described herein below has been filed with the U. S. Securities and Exchange Commission (the “Commission”). Information contained in this preliminary offering circular is subject to completion or amendment (hereafter, the “Preliminary Offering Circular”). The securities described herein may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before the registration or qualification under the laws of any such state. The issuer may elect to satisfy its obligation to deliver a final offering circular (“Final Offering Circular”) by sending you a notice within two business days following the completion of its sale to you that contains the uniform resource locator (“URL”) where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed or may be obtained.

Offering Circular Dated October ___, 2022

 We are providing the disclosures in the format prescribed in Part II to the Form 1-A

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THESE LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This is an offering by Rushnet to purchase up to 5,000,000,000 shares in Rushnet, Inc. at $0.001 per share, an aggregate $5,000,000 (the “Offering”). RSHN shares are traded on the Pink Sheets of OTC Markets and are subject of public markets. The proceeds from this Offering will be employed as outlined in “Use of Proceeds” and “Description of Business.”

This offering is being conducted with the use of broker dealers.  Our officers and directors will not receive commissions or any other remuneration from any such sales. Unless earlier terminated, the Offering Period will be up to 12 months from the date hereof.  There is no minimum Offering.  The issuer reserves the right, but is not committed, to have an SEC registered broker-dealer/member firm of FINRA (the “Placement Agent”) sell the shares, at minimum, to supplement the self-underwritten Offering in states where agent of issuer registration is required. (If engaged, the Placement Agent would be paid--out of Shares sold at any closing—from 6-8% of the amount sold by them and we would file a post-effective amendment to this qualified Offering.

	Price to the Public	Underwriting Discount and Commissions	Proceeds to Issuer (2)(3)(4)	Proceeds to Other Persons
Per Share (1)	$.001	N/A	N/A	0

No Minimum	N/A	N/A	___ of Raise	0

Total Maximum:	$5,000,000	N/A	N/A	0

(1)

The common stock of Rushnet is being offered through broker-dealers who are registered with FINRA or a combination of the two. As of the date of this Offering Circular, no selling agreement has been agreed upon with any broker-dealer firm. Rushnet may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. We reserve the right to enter into posting agreements with equity crowdfunding firms, not associated with FINRA members, in connection with this Offering, for which we may pay non-contingent fees as compensation.

(2)

The amounts shown are before deducting organization and offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, referral fees, selling and other costs incurred in the Offering of the Shares. (See “Use of Proceeds” and “Plan of Distribution.”)

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(3)

The Shares are being offered pursuant to Regulation A (Section 3(b) of the Securities Act). Because the Offering is a Tier 2, Reg A Offering, there are no state (or for that matter SEC) filing fees. The Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. (See “Plan of Distribution.”)

(4)	RSHN anticipates that it may incur approximately $74,500 for fees for professionals retained by the Company for this Offering. None of these expenses will be paid to a FINRA member.

THIS OFFERING CIRCULAR IS NOT KNOWN TO CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT, NOR TO OMIT MATERIAL FACTS WHICH, IF OMITTED, WOULD MAKE THE STATEMENTS HEREIN MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS SUMMARIZED HEREIN. REFERENCE SHOULD BE MADE TO THE CERTIFICATION OF RIGHTS, PREFERENCES AND PRIVILEGES AND OTHER DOCUMENTS REFERRED TO HEREIN, COPIES OF WHICH ARE ATTACHED HERETO OR WILL BE SUPPLIED UPON REQUEST, FOR THE EXACT TERMS OF SUCH AGREEMENTS AND DOCUMENTS.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS INVESTMENT.

If a subscription is rejected, the associated proceeds will be returned immediately to the investors without interest. Otherwise, proceeds from the sale of Shares will be retained by the applicable issuer.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

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OVERVIEW OF OFFERING

RushNet, Inc. is making a public offering of 5,000,000,000 shares at a selling price of $.001 per share.

The Offering is being conducted on a best-efforts basis. If sold on a self-underwritten basis, there would be no brokerage commissions paid; if SEC-registered broker-dealers are engaged as a Selling Agent, brokerage commissions will be paid to such firms of 6%-8% or best negotiated terms…or a combination of the two.

There are no selling security holders.

You should only purchase Shares if you can afford a loss of your investment. Our independent registered public accounting firm has issued an audit opinion (attached) for RushNet.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING CIRCULAR FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN THE COMMON STOCK DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THIS OFFERING IS SUBJECT TO WITHDRAWAL OR CANCELLATION BY RUSHNET AT ANY TIME AND WITHOUT NOTICE. RUSHNET RESERVES THE RIGHT IN ITS SOLE DISCRETION TO REJECT ANY SUBSCRIPTION IN WHOLE OR IN PART NOTWITHSTANDING TENDER OF PAYMENT OR TO ALLOT TO ANY PROSPECTIVE INVESTOR LESS THAN THE NUMBER OF SECURITIES SUBSCRIBED FOR BY SUCH INVESTOR.

THE OFFERING PRICE OF THE SECURITIES IN WHICH THIS OFFERING CIRCULAR RELATES HAS BEEN DETERMINED BY RSHN RUSHNETAND DOES NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF THE COMPANY OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

NASAA UNIFORM LEGEND:

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY FEDERAL OR STATE SECURITIES COMMISSIONS OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

FOR ALL RESIDENTS OF ALL STATES:

THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF STATES IN WHICH OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE INTERESTS ARE SUBJECT IN VARIOUS STATES TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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ITEM 2.

TABLE OF CONTENTS.

Item	Description
1.	Cover of Offering Circular
2.	Table of Contents
3.	Summary of Offering and Risk Factors
4.	Dilution
5.	Plan of Distribution; No Selling Securityholders
6.	Use of Proceeds
7.	Description of Business
8.	Our Properties
9.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
10.	Directors, Executive Officers and Significant Employees
11.	Compensation of Directors and Executive Officers
12.	Security Ownership of Management and Certain Security Holders
13.	Interest of Management and Others in Certain Transactions
14.	Securities Being Offered
F-1	Financial Statements

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ITEM 3.

SUMMARY OF OFFERING AND RISK FACTORS

The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing at the end of this Offering Circular. Prospective investors should consider carefully the information discussed under “Summary of Offering and Risk Factors.” An investment in our securities presents substantial risks and you could lose all or substantially all of your investment.

Basis of Presentation; Explanatory Notes.

For interpretative purposes, respective to our responses in this Offering Circular, we consider ourselves a “small business” as that term is defined in 17 CFR 230.157.

Advice of Forward-Looking Statements

There are various sections of this Offering Circular that contain “forward-looking statements.” We use words such as “believe, “intend,” “expect,” “anticipate”, “plan,” “may,” “will” and similar expressions (in either their singular or plural forms) to identify forward-looking statements. All forward-looking statements including, but not limited to, forecasts or estimates concerning any former business or plan of operations, including demand for our products and services, mix of revenue streams, ability to control and/or reduce operating expenses, anticipated operating results, cost savings, product development efforts, general outlook of our business and industry, our business, competitive position, adequate liquidity to fund our operations and meet our other cash requirements, are inherently uncertain as they are based on our management’s expectations and assumptions concerning such future events. These forward-looking statements are subject to numerous known and unknown risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those we anticipate and conveyed by the use of such forward-looking statements and, for many reasons, are subject to certain risks. All forward-looking statements in this Offering Circular are made as of the date hereof, based on information available to us (taking into consideration that certain information is unknown or not available to us) as of the date hereof, and we assume no obligation to update any forward-looking statement or information contained in this Offering Circular.

The following Summary highlights material information contained elsewhere in this Offering Circular. This summary does not contain all of the information you should consider before investing in our common stock. Before making an investment decision, you should read the entire Offering Circular carefully, including the “Summary of Risk Factors” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, the consolidated financial statements and the consolidated notes to the consolidated financial statements.

RushNet (or “RSHN”), on a best-efforts basis, is making a public offering (the “Offering”) as outlined in this Offering Circular.  Currently, there is a public market (on OTC Markets/Pink Sheets) for RSHN’s common stock.  Part of our business plan is to become a reporting company as a result of this Regulation A public qualification and, indeed, to go “upmarket”—such as seeking listing on one of OTC Markets’ secondary markets —most likely on OTCQB initially and, in due course, OTCQX,or the NASDAQ National Capital Market which RSHN may then qualify. Nonetheless, an investment in the Shares offered for sale under this Offering Circular involves a high degree of risk. You should purchase Company securities only if you can afford losing your entire investment. (See “Risk Factors” beginning on page 9 of this Offering Circular.)

Unless earlier terminated, the Offering will remain up to 12 months from the date of this qualified Offering Circular.   The Offering can be extended by management at their sole discretion by amending the underlying Offering Statement.  (See “Plan of Distribution.”) The date that Rushnet has accepted subscriptions for up to 5,000,000,000 Rushnet shares aggregating $5,000,000 will mark the end of the Offering.  At such time, the up to twelve (12) month Offering will alternatively be concluded or discontinued.

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INVESTORS ARE CAUTIONED TO CAREFULLY EVALUATE RUSH-NET’S ABILITY TO FULLY ESTABLISH ITS STATED OBJECTIVES AND TO INQUIRE AS TO CURRENT DOLLAR VOLUME OF SUB-SCRIPTIONS.

UNTIL JANUARY 1, 2023 (90 DAYS AFTER THE DATE HEREOF), ANY BROKER-DEALER EFFECTING TRANSACTIONS IN THE SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A CURRENT COPY OF THIS OFFERING CIRCULAR. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A COPY OF THIS OFFERING CIRCULAR WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The following Summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Offering Circular. All references in this Offering Circular to shares are as of March 31, 2022 unless otherwise specified. Prospective investors should carefully consider the information set forth under the heading “Summary of Risk Factors.”

On January 15, 1997, RushNet Inc. was incorporated in the State of Nevada. A Plan of Conversion of Rushnet from a Nevada corporation to a Colorado corporation was filed as of December 31, 2014. The Articles of Incorporation for a Profit Corporation for Rushnet, Inc. to be incorporated as a Colorado corporation was filed on January 2, 2015. A Statement of Conversion was filed on January 2, 2015 converting RushNet from a Nevada corporation to a Colorado corporation.  RushNet’s corporate office is located at 8465 Merchant’s Way, Suite 206, Jacksonville, Florida 32222. RSHN’s telephone number is (423) 206-2299.

As a small business in the diagnostics testing space, our plan of operations has been structured in a manner that management believes brings the requisite skills and services to the Company in order to operate efficiently and at the same time manage overhead costs. We have 9 full time employees but will add others as funding or cash flow permits.

Summary Financial Data

The Summary Financial Information reflects the financial position and operations of the RushNet as of and for the year ended December 31, 2021.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Current Assets	$691,159
Non-current Assets	$7,194,362
Current liabilities	$1,426,479
Long Term Liabilities	$5,465,107
Revenue	$5,896,764
Gross Profit	$4,121,524
Net Profit	$163,560

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Pro Forma Financial Information

Audited consolidated financial statements as of December 31, 2021 and 2020 (see Appendix I) are provided in this Offering Circular. In addition, summary financial data is provided in “Selected Financial Data” above.

Risk Factors

You should carefully consider the risks described below. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially, adversely affected. In such case, you may lose all or part of your original investment.

Efforts by third party payers, including the government, to reduce utilization and pricing could have a material adverse effect on our net revenues and profitability.

Government payers, such as Medicare and Medicaid, as well as private payers and larger employers have taken steps and may continue to take steps to control the cost, utilization and delivery of healthcare services, including clinical laboratory services. The Center for Medicare and Medicaid Services, or CMS (formerly the Health Care Financing Administration) has, over the years, sought to control clinical laboratory expenditures by the Medicare and Medicaid programs through various means, including reimbursement rate reductions, measures designed to control over-utilization by some physicians, and limited coverage policies.

The impact of competitive bidding on our revenues is not known and is impossible to accurately predict. Furthermore, since January 1, 2006, CMS began implementing Medicare Part D in accordance with the Medicare Prescription Drug Improvement and Modernization Act (“MMA”).  CMS has projected that a sizeable percentage of traditional Medicare beneficiaries will shift into new private health plans (Medicare Advantage). It is not known and we cannot predict the impact that a shift from traditional Medicare fee-for-service to Medicare Advantage may have on our revenues.

The healthcare industry has experienced a trend of consolidation among healthcare insurers, resulting in fewer but larger insurers with significant bargaining power in negotiating fee arrangements with healthcare providers, including clinical laboratories. These healthcare insurers, as well as independent physician associations, demand that clinical laboratory service providers accept discounted fee structures or assume all or a portion of the financial risk associated with providing testing services to their members through capitated payment arrangements. Under capitated payment arrangements, clinical laboratories receive a fixed monthly fee per enrolled individual for all laboratory tests performed during the month, regardless of the number or cost of the tests actually performed, although some services, such as various esoteric tests, new technologies and anatomic pathology services, may be carved out from a capitated arrangement. Services that are carved out from a capitated arrangement are charged on a fee-for-service basis. We work closely with healthcare insurers as they evaluate new tests; however, as innovation in the testing area increases, there is no guarantee that healthcare insurers will agree to offer new tests as a covered service, reimburse them at rates that reflect the true cost or value associated with such services or carve out these services from capitated arrangements.

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Efforts to impose reduced reimbursements and more stringent cost controls by government and other payers may continue. If we cannot offset additional reductions in the payments we receive for our services by reducing costs, increasing test volume and/or introducing new procedures, our net revenues and profitability could be materially adversely affected.

If we fail to comply with extensive laws and regulations, we could suffer fines and penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing federal, state and local laws and regulations. We believe that, based on our experience with government settlements and public announcements by various government officials, the federal government continues to strengthen its position on healthcare fraud. In addition, legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While we believe that we are in material compliance with all applicable laws, many of the regulations applicable to us, including those relating to billing and reimbursement of tests and those relating to relationships with physicians and hospitals, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations, including our pricing and/or billing practices. If we fail to comply with applicable laws and regulations, we could suffer civil and criminal damages, fines and penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs and additional liabilities from third-party claims.

The Clinical Laboratory Improvement Amendments of 1988 (CLIA) regulates virtually all clinical laboratories by requiring that they be certified by the federal government and comply with various operational, personnel and quality requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. Furthermore, CLIA does not preempt state laws that are more stringent than federal law. Some state laws may require additional personnel qualifications, quality control, record maintenance and/or proficiency testing. Intentional and serious failures to comply with these requirements can lead to loss of licenses, exclusion from the Medicare and Medicaid programs, fines and other penalties.

Billing and reimbursement for clinical laboratory testing is subject to significant and complex federal and state regulation. Penalties for violations of laws relating to billing federal healthcare programs and for violations of federal fraud and abuse laws include: (1) exclusion from participation in the Medicare/Medicaid programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate some or all of a clinical laboratory's business. Civil monetary penalties for a wide range of violations are not more than $10,000 per violation plus three times the amount claimed and, in the case of kickback violations, not more than $50,000 per violation plus up to three times the amount of remuneration involved. A parallel civil remedy under the federal False Claims Act provides for damages not more than $11,000 per violation plus up to three times the amount claimed

As an integral part of our compliance program, we investigate all reported or suspected failures to comply with federal healthcare reimbursement requirements. Any non-compliance that results in Medicare or Medicaid overpayments is reported to the government and reimbursed by us. As a result of these efforts, we have periodically identified and reported overpayments. While we have reimbursed these overpayments and have taken corrective action where appropriate, we cannot assure investors that in each instance the government will necessarily accept these actions as sufficient.

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Failure in our information technology systems, including failures resulting from our systems conversions or failures to adapt existing systems to proposed Health Information Technology (“HIT”) standards, could significantly increase turnaround time, otherwise disrupt our operations, or lead to increased competition by other providers of laboratory services, all of which could reduce our customer base and result in lost net revenues.

Information systems are used extensively in virtually all aspects of our business, including laboratory testing, billing, customer service, logistics and management of medical data. Our success depends, in part, on the continued and uninterrupted performance of our information technology, or IT, systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform tests in a timely manner could adversely affect our reputation and result in a loss of customers and net revenues.

In addition, public and private initiatives at the federal, state and regional levels to create HIT standards for the electronic exchange of clinical information, including laboratory results, could require costly modifications to our existing IT systems. While we do not expect HIT standards to be adopted or implemented without adequate time to comply with new standards, failure or delay in implementing HIT interoperability standards or in adopting and incorporating standardized clinical coding systems in our IT systems, could result in a loss of customers, a loss of business opportunities, and could adversely affect our reputation.

The contemplated acquisition(s) may not produce the anticipated benefits.

A major tenet of our business plan is the acquisition of growing, profitable laboratories. Even if we are able to successfully acquire the operations of acquired laboratories, we may not be able to realize all or any of the benefits that we expect to result from such acquisition and integration. We believe individual acquisition(s) will generate annual synergies (and savings) upon integration, anticipated to occur within two years of closing on a given acquisition. However, there can be no assurance that such synergies will be realized.

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Failure to timely or accurately bill for our services could have a material adverse effect on our net revenues and bad debt expense.

Billing for laboratory services is extremely complicated. We provide testing services to a broad range of healthcare providers. We consider a “payer” to be the party that pays for the test and a “customer” to be the party who refers the test to us. Depending on the billing arrangement and applicable law, we must bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures add further complexity to the billing process. Among many other factors complicating billing are:

•	pricing differences between our fee schedules and the reimbursement rates of the payers;
•	disputes with payers as to which party is responsible for payment; and
•	disparity in coverage and information requirements among various carriers.

We incur significant costs as a result of our participation in Medicare and Medicaid programs as billing and reimbursement for clinical laboratory testing is subject to considerable and complex federal and state regulation. These costs include those related to: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) compliance and legal costs; and (4) costs related to, among other factors, medical necessity denials and advanced beneficiary notices. Compliance with applicable laws and regulations, as well as internal compliance policies and procedures, adds further complexity and costs to the billing process. Changes in laws and regulations could negatively impact our ability to bill our clients. CMS establishes procedures and continuously evaluates and implements changes in the reimbursement process.

Bad debt is an inherent part of every business. Rushnet, just as any laboratory, has its share of contributory sources of bad debt. As in the case of any business, management must know and understand its projected income and cash flow in order to manage operating expenses and maintain reasonable profit. In laboratory services, management must know the estimates of amounts to be collected under the terms of the 3rd party payor contracts and its historical adjudication rates to determine projected income; however, a factor that can potentially delay or adversely affect the anticipated figures is the validity of the patient’s details transmitted by the customer through an order (aka requisition) or through the payor’s assessment of medical necessity. If unanticipated issues arise from one or more of these primary contributory factors, then delays may occur in billing due to the additional workload required to rectify the situation through billing follow ups and, in some occasions, in retraining of the customer’s operations practices.  In effect this results in the slowing of the billing and collecting process, creates backlogs of unbilled requisitions and generally increases the aging of accounts receivables and potentially adjustments to estimated revenue through changes in adjudication rates of claims by third-party payors.

Failure to provide a higher quality of service than that of our competitors could have a material adverse effect on our net revenues and profitability.

While there has been significant consolidation in the clinical laboratory testing business in recent years, it remains a fragmented and highly competitive industry. We believe that healthcare providers consider a number of factors when selecting a laboratory, including:

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•	service capability and quality;
•	accuracy, timeliness and consistency in reporting test results;
•	number and type of tests performed by the laboratory;
•	number, convenience and geographic coverage of patient service centers;
•	reputation in the medical community; and
•	pricing.

We believe that we compete favorably in these areas. We compete with three types of laboratory providers—hospital-affiliated laboratories, other independent clinical laboratories and physician-office laboratories. Hospitals generally maintain an on-site laboratory to perform testing on their patients. In addition, many hospitals compete with independent clinical laboratories for outreach (non-hospital patients) testing. Most physicians have admitting privileges or other relationships with hospitals as part of their medical practice and many hospitals leverage their relationships with community physicians and encourage the physicians to send their outreach testing to the hospital's laboratory. In addition, hospitals that own physician practices generally require the physicians to refer tests to the hospital's laboratory. As a result of this affiliation between hospitals and community physicians, we compete against hospital-affiliated laboratories primarily based on quality of service. Our failure to provide service superior to hospital-affiliated laboratories and other laboratories could have a material adverse effect on our net revenues and profitability.

Regulations requiring the use of “standard transactions” for health care services issued under “HIPAA” may negatively impact our profitability and cash flows.

Pursuant to the Health Insurance Portability and Accountability Act of 1996, or HIPAA, the Secretary of the Department of Health and Human Services, or HHS, issued final regulations designed to improve the efficiency and effectiveness of the health care system by facilitating the electronic exchange of information in certain financial and administrative transactions while protecting the privacy and security of the information exchanged. Three principal regulations have been issued in final form: standards for electronic transactions, security regulations and privacy regulations.

The HIPAA transaction standards are complex, and subject to differences in interpretation by payers. For instance, some payers may interpret the standards to require us to provide certain types of information, including demographic information not usually provided to us by physicians. While most of our transactions are submitted and/or received in standard format, inconsistent application of transaction standards by some remaining payers or our inability to obtain certain billing information not usually provided to us by physicians could increase our costs and the complexity of billing. In addition, new requirements for additional standard transactions, such as claims attachments, could prove technically difficult, time-consuming or expensive to implement. We are working closely with our payers to establish acceptable protocols for claims submissions and with our trade association and an industry coalition to present issues and problems as they arise to the appropriate regulators and standards setting organizations.

Compliance with the HIPAA security regulations and privacy regulations may increase our costs.

The HIPAA privacy and security regulations establish comprehensive federal standards with respect to the uses and disclosures of protected health information by health plans, healthcare providers and healthcare clearinghouses, in addition to setting standards to protect the confidentiality, integrity and availability of protected health information. The regulations establish a complex regulatory framework on a variety of subjects, including:

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•

the circumstances under which usage and disclosures of protected health information are permitted or required without a specific authorization by the patient, including but not limited to treatment purposes, activities to obtain payments for our services, and our healthcare operations activities;

•	a patient's rights to access, amend and receive an accounting of certain disclosures of protected health information;
•	the content of notices of privacy practices for protected health information; and
•	administrative, technical and physical safeguards required of entities that use or receive protected health information.

We have implemented practices to meet the requirements of the HIPAA privacy and security regulations, as required by law. The privacy regulations establish a “floor” and do not supersede state laws that are typically more stringent. Therefore, we are required to comply with both federal privacy regulations and varying state privacy laws. The federal privacy regulations restrict our ability to use or disclose patient-identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of protected health information, including potential civil and criminal fines and penalties. Although the HIPAA statute and regulations do not expressly provide for a private right of damages, we also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.  In mitigation, we do not engage in any data transfers outside the U.S.

Compliance with all of the HIPAA regulations, including new standard transactions, requires ongoing resources from all healthcare organizations. While we believe our total costs to comply with HIPAA will not be material to our operations or cash flows, new standard transactions and additional customer requirements resulting from different interpretations of the current regulations could impose additional costs on us.

FDA regulation of laboratory-developed tests or analyte specific reagents could lead to increased costs and delay in introducing new tests.

The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used to perform diagnostic testing by clinical laboratories. In the past, the FDA has claimed regulatory authority over laboratory-developed tests but has exercised enforcement discretion in not regulating tests performed by high complexity CLIA-certified laboratories. Representatives of clinical laboratories (including the Company) and the American Clinical Laboratory Association (our industry trade association) have met with representatives of the FDA to address industry issues with regard to increased oversight over the analyte specific reagents used in laboratory-developed tests in particular. We expect those discussions to continue. FDA interest in or actual regulation of laboratory-developed tests or increased regulation of the various medical devices used in laboratory-developed testing could lead to periodic inquiry letters from the FDA and increased costs and delays in introducing new tests.

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The development of new, more cost-effective tests that can be performed by physicians in their offices or by patients could negatively impact our testing volume and net revenues.

The diagnostics testing industry is faced with changing technology and new product introductions. Advances in technology may lead to the development of more cost-effective tests that can be performed outside of an independent clinical laboratory such as (1) point-of-care tests that can be performed by physicians in their offices, (2) esoteric tests that can be performed by hospitals in their own laboratories or (3) home testing that can be performed by patients in their homes or by physicians in their offices. Development of such technology and its use by our customers would reduce the demand for our laboratory-based testing services and negatively impact our net revenues. Currently, most of our clinical laboratory testing is categorized as “high” or “moderate” complexity, and thereby subject to extensive and costly regulation, under CLIA. Manufacturers of laboratory equipment and test kits could seek to increase their sales by marketing point of care laboratory equipment to physicians and by selling test kits approved for home use to both physicians and patients. Diagnostic tests approved or cleared by the FDA for over the counter (“OTC”) or prescription home use are automatically deemed to be “waived” tests under CLIA and may be performed in physician office laboratories with minimal regulatory oversight as well as by patients in their homes. The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used by clinical laboratories and the Secretary of HHS has delegated to the FDA the authority to determine whether particular tests (waived tests) are “simple” and have “an insignificant risk of an erroneous result” under CLIA. Increased approval of OTC or home test kits and/or increased numbers and types of waived tests could lead to increased testing by physicians in their offices, which could affect our market for laboratory testing services and negatively impact our net revenues.

Our operations may be adversely impacted by the effects of natural disasters such as hurricanes and earthquakes or acts of terrorism and other criminal activities.

Our operations may be adversely impacted by the effects of natural disasters such as hurricanes and earthquakes, acts of terrorism or other criminal activities. Such events may result in a temporary decline in the number of patients who seek laboratory testing services. In addition, such events may temporarily interrupt our ability to transport specimens or to receive materials from our suppliers.

Our tests and business processes may infringe on the intellectual property rights of others, which could cause us to engage in costly litigation, pay substantial damages or prohibit us from selling certain of our tests.

Other companies or individuals, including our competitors, may obtain patents or other property rights that would prevent, limit or interfere with our ability to develop, perform or sell our tests or operate our business. As a result, we may be involved in intellectual property litigation and we may be found to infringe on the proprietary rights of others, which could force us to do one or more of the following:

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•	cease developing, performing or selling products or services that incorporate the challenged intellectual property;
•	obtain and pay for licenses from the holder of the infringed intellectual property right;
•	redesign or reengineer our tests;
•	change our business processes; or
•	pay substantial damages, court costs and attorneys' fees, including potentially increased damages for any infringement held to be willful.

Patents generally are not issued until several years after an application is filed. The possibility that, before a patent is issued to a third party, we may be performing a test or other activity covered by the patent is not a defense to an infringement claim. Thus, even tests that we develop could become the subject of infringement claims if a third party obtains a patent covering those tests.

Infringement and other intellectual property claims, regardless of their merit, can be expensive and time-consuming to litigate. In addition, any requirement to reengineer our tests or change our business processes could substantially increase our costs, force us to interrupt product sales or delay new test releases. Infringement claims could arise in the future as patents could be issued on tests or processes that we may be performing, particularly in emerging areas of specialty testing.

Federal and state laws permit a court to void a guarantee issued by any of our subsidiaries if the court finds the guarantee to constitute a fraudulent conveyance.

Our obligations may in the future be guaranteed by the Company or our subsidiaries to the extent described in this Offering Circular.  These guarantees may be subject to various federal and state fraudulent conveyance laws enacted for the protection of creditors.

The issuance of a guarantee by RushNet or any of our subsidiaries will constitute a fraudulent conveyance if:

•	the guarantee was issued with the intent to hinder, delay or defraud any present or future creditor; or

•

RushNet or subsidiary did not receive fair consideration for issuing the guarantee and (1) was insolvent or rendered insolvent by reason of the issuance of the guarantee, (2) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted insufficient capital to carry on its business or (3) intended to incur debts beyond its ability to pay such debts as they matured.

If a court finds a guarantee issued to constitute a fraudulent conveyance, the court could give a lower priority to, or subordinate, the claims of senior creditors against claims of other creditors. In addition, a court could void all or part of any guarantee.

Investing in our Shares involves a high degree of risk and many uncertainties. You should carefully consider the risks described below along with all of the other information contained in this Offering Circular, including our financial statements and the related notes, before deciding whether to purchase our shares. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occur, our business, results of operations and financial condition may suffer significantly. The foregoing is a description of what we consider the key challenges and material risks to our business and an investment in our securities. It may not be exhaustive.

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ITEM 4

DILUTION

Dilution represents the difference between the Offering Price per share and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution of the value of the Shares you purchase is a result of the Shares held by our existing stockholders and potential conversion of preferred shares.

Dilution also arises as a result of our arbitrary determination of the Offering Price of the Shares being offered. In addition, no investment banker, appraiser or other independent third party has been consulted concerning the Offering Price for the Shares or the fairness of the Offering Price used for the Shares.

As of December 31, 2021, the net tangible book value of RushNet common stock was negative ($0.0003) per Share based upon 8,174,641,795 common shares outstanding and 35,000,000 and 32,000,000 convertible preferred shares series A and B outstanding at December 31, 2021. If you invest in our Shares, your interest will be diluted to the extent of the difference between the public Offering Price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this Offering. Without giving effect to any changes in the net tangible book value other than by the sale and issuance of 5,000,000,000 shares in this Offering at the initial public offering price of $0.01 per Share, our pro forma net tangible book value as of 90 days following the effectiveness of this Offering, using December 31, 2021 balances, will be $ or $ per share of outstanding common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our Shares in this Offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $ per share of capital stock to existing shareholders and an immediate dilution of $ per share of common stock to the new investors.

The following table illustrates this per Share dilution:

	5.0MM Shares (100%)	3.75MM Shares (75%)	2.5MM Shares (50%)	1.25MM Shares (25%)
Offering Price per Share	$.001	$.001	$.001	$.001
Net tangible book value per Share before Offering	$(.00000348)	$(.000156)	$(.000309)	$(0.00046)
Increase per Share attributable to new investors	$.00611	$.000506	$.000377	$.000213
Pro forma net tangible book value per Share after Offering	($.0002)	($.000107)	($.000236)	$(0.0004)
Dilution per Share to new investors	$.001002	$.001107	$.001236	$.0014

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of Shares of common stock purchased, the total consideration paid, and the average price per Share paid, on a range from 5,000,000,000 shares (100% of the Offering) and the Shares (25% of the Offering) relative to the $ maximum amount being offered pursuant to this Offering Circular:

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Applicable to purchasers of Shares in this Offering if all 5,000,000,000 (100%) Shares sold:

Price per Share: $0.001

Dilution per Share: $0.00102

Increase to present stockholders in net tangible book value per Share: ($0.000002)

Capital contributions: $5,000,000

Number of Shares outstanding after Offering: 13,206,641,79

Percentage of ownership by public after Offering: 37.86%

Applicable to purchasers of Shares in this Offering if 3,750,000,000 (75%) Shares sold:

Price per share: $0.001

Dilution per Share: $0.001107

Increase to present stockholders in net tangible book value per Share: ($0.000107

Capital contributions: $3,750,000

Number of shares outstanding after Offering: 11,956,641,795

Percentage of ownership by public after Offering: 31.36%

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Applicable to purchasers of Shares in this Offering if 2,500,000,000 (50%) Shares sold:

Price per share: $0.001

Dilution per Share: $00.1236

Increase to present stockholders in net tangible book value per Share: ($0.000236)

Capital contributions: $2,500,000

Number of shares outstanding after offering: 10,706,641,795

Percentage of ownership by public after offering: 23.35%

Applicable to purchasers of Shares in this Offering if 1,250,000,000 (25%) Shares sold

Price per share: $0.001

Dilution per share: $0.00140

Increase to present stockholders in net tangible book value per Share: ($0.0004)

Capital contributions: $1,250,000

Number of shares outstanding after Offering: 9,456,641,795

Percentage of ownership by public after Offering: 13.22%

The applicable percentages of ownership are based on an aggregate of shares of our common stock issued and outstanding on December 31, 2021 and March 31,2022

Future Dilution.

For business purposes, we may from time to time issue additional common and preferred stock which may result in dilution of existing shareholders. Dilution is a reduction in the percentage of ownership of company stock caused by the issuance of new stock. Dilution can also occur when holders of preferred convertible stock or stock options (such as company employees) or holders of other optionable securities exercise their options. If in the future the number of Shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, making each share less valuable. Dilution may also reduce the value of existing Shares by reducing the stock’s earnings per share. There is no guarantee that dilution of the common stock will not occur in the future.

Shares Eligible for Future Sale.

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of Shares may be available for sale shortly after this Offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

As of March 31, 2022, RushNet had outstanding 8,174,641,795 shares of common stock, $.0001 par value per share (the “Shares”), and 35,000,000 preferred stock series A and 32,000,000 preferred stock series B issued and outstanding. RushNet Preferred series A shares have voting rights of 300 votes for every preferred A share.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into six (6) fully paid and non-assessable shares of Common Stock (the “Converted Series B Preferred Stock”). In the event the number of Converted Series B Preferred Stock exceeds the number of authorized shares of Common Stock, the Corporation shall undertake the necessary actions to permit the full conversion of Series B Preferred Stock into shares of Common Stock as soon as practicable after the Corporation receives notice of conversion.  Shares will become available for sale in the public market from time to time upon expiration of their respective holding periods under Rule 144 discussed below, a portion of which will be subject to Rule 144 volume limitations.

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Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Offering of which this Offering Circular is a part, any person who is not deemed to have been a Company affiliate for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned their Shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the Company’s compliance with the public information requirements of Rule 144. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this Offering without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, are entitled to sell upon expiration of any lock-up agreements, within any three-month period beginning 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 81,746,418 shares (rounded to the nearest whole number) immediately after this offering; or

•	If exchange traded, the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates or persons selling shares on behalf of our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

ITEM 5.

PLAN OF DISTRIBUTION

RushNet is offering for sale a total of 5,000,000,000 shares of our common stock at a fixed price of $0.001 per share (the "Selling Price") for the duration of this offering (the “Offering”). There is no minimum that must be sold by us.   The offering is being conducted on a self-underwritten, best efforts basis, which means our officers/directors (Messrs. Sweat and Gerville-Reache) will attempt to sell the shares directly to friends, family members and business acquaintances, typically without the use of broker dealers.   Our officers and directors will not receive commissions or any other remuneration from any such sales. Unless earlier terminated, the Offering will be up to twelve (12) months from the date hereof unless, in the sole discretion of the Company, terminated earlier.  If a subscription is rejected for any reason, investor funds will be promptly returned, excluding interest, if any.  At the present time, there is a public market for RushNet (also known and traded as RSHN).

The shares will be offered on a best-efforts, self-underwritten basis (that is without the use of a broker-dealer) by RushNet during the up to twelve (12) month Offering as defined below to a maximum number of 5,000,000,000 additional shares. The Company reserves the right, but is not committed to, have an SEC registered broker-dealer and a member firm of FINRA (the “Placement Agent”) sell the shares to supplement our self-underwritten Offering in states where agent of issuer registration is required. (If engaged, the Placement Agent would be paid (out of Shares sold at any closing), a negotiated 6-8% of the amount sold by such firm and we would file a pre-effective or post-effective amendment to this Offering.).

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If any Placement Agents (other SEC-registered, FINRA member broker-dealer firms) are engaged to offer Shares, they will be paid a negotiated portion of the contemplated 6-8% selling commission. In addition, any Managing Placement Agent would be reimbursed for its expenses the lesser of actual expenses or 5% of the proceeds of Offering and may be issued a negotiated number of shares for its services to the Company. In connection with this Offering, the Managing and any Additional Placement Agent(s), if so engaged, are underwriters as defined by the Securities Act and the rules promulgated there under. Presently, the officers and directors who will conduct the offering are exempt from registration as set forth by Rule 3a4-1 of the Exchange Act in that: 1) they are not subject to the “bad boy” provisions for statutory disqualifications; 2) they are not associated persons of a broker or dealer; 3) they are not compensated in connection with their participation in the Offering by the payment of commissions or other compensation based directly or indirectly on transactions in securities; and 4) they are state qualified to the extent required.

If a Selling Agent is engaged for this Offering, the common shares (up to 5,000,000,000) will be offered in all 50 states and remain open for up to 12 months from the date of this Offering Circular, following its qualification, and will terminate on October 1, 2023 unless extended by an amendment to the Offering Statement by us for up to an additional twelve (12) months or terminated sooner by us in our discretion regardless of the amount of capital raised.

As of the date of this Offering Circular, selling agreements have not been negotiated by us with any broker-dealer firms. If Selling Agents are engaged to sell Shares, negotiated brokerage commissions of 6%-8% of the Offering Price may be paid to broker-dealers who are members of FINRA with respect to sales of Shares made by such firms in connection with the Offering. We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular or pay other fees associated with the Offering--even if the Offering is not consummated (subject to any limitations imposed by FINRA rules, regulations or interpretations).

A copy of any associated agreement between such Selling Agent/broker and RSHN would be filed as an exhibit to the Form 1-A relating to this Offering and filed with the SEC.

We reserve the right to enter into posting agreements with equity crowdfunding firms not associated with FINRA members, in connection with this Offering, for which we may pay non-contingent fees as compensation. No compensation will be paid to any principal shareholder, officer, director or any affiliated company or party with respect to the sale of our common stock for their introduction of friends, family and business acquaintances.

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Offering Expenses.

Irrespective of the number of Shares sold in this Offering, the Company is responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph and written material procurement costs; (iii) all filing fees, including FINRA and any blue sky filing fees; (iv) all of the legal fees related to the registration and qualification of the offered shares under applicable state securities laws and FINRA clearance; and (v) our transportation, accommodation and other roadshow expenses.

Pricing of the Offering.

Prior to the Offering, there has been no public market for the Shares offered. The initial public Offering price was arbitrarily determined by our one-person Board of Directors. The principal factors considered in determining the initial public Offering price include:

•	the information set forth in this Offering and otherwise available to our sole director;
•	our history and prospects and the history of and prospects for the lines of business and industry in which we compete;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities markets at the time of this Offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•	other factors deemed relevant by us.

Investment Limitations.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Right to Reject Subscriptions.

After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our administrative account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions.

Upon our acceptance of a subscription agreement, we will be asked to countersign the subscription agreement and issue the Shares subscribed.  Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable, and investors are reminded that there is no minimum associated with this Offering.

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Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the offered shares.

In order to purchase offered shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

ITEM 6.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock (the “Shares”) offered hereby (before associated organization and offering expenses) are estimated to be approximately $20,000,000 if the maximum Offering is achieved (See “Capitalization” below). The following illustrates the Company’s estimated application of proceeds (% in parentheses). The below table (and associated footnotes) is intended to provide an overview of the contemplated application (often referred to as use) of proceeds over time as a function of the success of the Offering’s capital raise and assuming due diligence will have been completed. To facilitate the review of such Shares sold over time, we have added columns relative to anticipated moneys raised here--characterized as Phase I (up to $2,000,000), Phase II (up to $3,750,000 in the aggregate, an additional $1,750,000 raise) and Phase III (up to $5,000,000 in the aggregate, an additional $5,000,000 maximum) in Shares sold during this post-spinoff Offering, in this up to twelve (12) months, Offering at $0.001 per Share.

	Phase I ($2,000,000)		Phase II ($3,750,000 cumulative)		Phase III ($5,000,000 Cumulative)
	Offering (1)		Offering (2)		Offering (3)
(1)(2)(3)(4)(5)(6)(7)(8)(9)	Dollar	%	Dollar	%	Dollar	%
(10)(11)(12)(13)(14)		-
Future Acquisition (2022-2023)	$1,500,000	75.00%	$1,750,000	46.67%	$2,750,000	55%
Property	$137,500	6.88%	$137,500	3.67%	$137,500	3%
Lab Equipment & Instruments	$0	0.00%	$390,000	10.40%	$390,,000	8%
Loan/Debt	$0	0.00%	$1,000,000	26.67%	$1,100,000	22%
Software and Equipment	$0	0.00%	$25,000	0.67%	$25,000	1%
Sub-Totals	$1,637,500	81.88%	$3,302,500	88.07%	$4,402,500	88%
IPO Expenses	$134,000	6.70%	$134,000	3.57%	$268,000	5%
General & Administrative
Personnel	0		0		0
Bonus	$0	0.00%	$75,000	2.00%	$75,000	2%
Legal Fees	$18,500	0.93%	$18,500	0.49%	$18,500	0.4%
Accounting	$10,000	0.50%	$10,000	0.27%	$10,000	0.2%
Miscellaneous	$0	0.00%	$10,000	0.27%	$26,000	0.5%
Sub-Totals	$162,500	8.13%	$247,500	6.60%	$397,500	8%
Working Capital	$200,000	10.00%	$200,000	5.33%	$200,000	4%
Totals	$2,000,000	100%	$3,750,000	100%	$5,000,000	100%

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1. Phase I of the Offering will seek to raise $2,000,000. The bulk of the funds we intend to raise in the first of several tranches of funds in this aggregate $5,000,000 Offering will be dedicated to seeking and closing on a future acquisition of a toxicology laboratory that meets our revenue and profitability standards. The aim of this asset purchase and creation of a wholly-owned toxicology lab subsidiary will be to increase revenues substantially on an enterprise basis.

2. Phase II of the post-spinoff Offering will seek to raise a further $3,750,000 dollars, to fund the asset purchase of equipment and instruments to operate as a toxicology laboratory. The aim of this asset purchase and creation of a wholly-owned toxicology lab subsidiary will be to increase revenues substantially on an enterprise basis. $1,000,000 will be dedicated to the debt and loan payoff of the promissory notes related to the 2020 acquisition Chattahoochee Physician Laboratory Services d/b/a heliosDX.

3. Phase III of the post-spinoff Offering will seek to raise a further $5,000,000 dollars, principally to fund the asset purchase of equipment and instruments to operate as a toxicology laboratory. The aim of this asset purchase and creation of a wholly-owned toxicology lab subsidiary will be to increase revenues substantially on an enterprise basis.

4. As part of the acquisition mentioned, a portion of the funds, approximately $137,500 are being allocated towards potential tangible assets, including property, building, and technical laboratory assets that may come as a result of a future acquisition.

5. Certain funds related to this Offering will be allocated to the fees and services required to complete the spinoff and Regulation A transactions.

6. Working Capital amounts will be used to maintain sufficient cash flows for the operations and relevant payments to creditors; a portion will be allocated to in efforts to gain more business and attract more investors, including institutional and/or family funds.

7. Loan/Debt: Funds will be allocated with priority to the loan payable to the previous owners of Chattahoochee Physicians Laboratory Services to complete the payments owed for the 2020 purchase of the laboratory.

8. Instruments: Rushnet will utilize funds to complete the payments necessary for the analyzers utilized for the core business.

9. Software, instruments and equipment: Any necessary transition costs for the information and intellectual properties that need to be merged and/or consolidated as a result of an acquisition will be funded utilizing the capital raised.

10. General and administrative expenses related to successful completion of objectives and completion of merger & acquisitions will be compensated and/or paid.

11. Loan/Debt: Any outstanding debt owed on purchases of previously mentioned acquisitions will be funded.

12. Future Growth and Acquisition: a future targeted acquisition will be funded through this final Phase/tranche.

13. Offering expenses: reserved for current and/or future endeavors of spinout/spinoff of entities which we will seek, acquire and prepare for public offering.

14. Miscellaneous: Reserved for unforeseen and/or inherent associated costs to the above aforementioned events.

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ITEM 7

DESCRIPTION OF BUSINESS

Executive Summary:

This Executive Summary provides a brief overview of the RSHN business plan as it has evolved since Ashley Sweat became the controlling shareholder. RushNet acquired two subsidiaries: a testing laboratory and a healthcare billing and coding consulting company, respectively heliosDX and Grandeza Healthcare Consultants. In 2021, the acquisitions have driven more than $163,000 to the bottom line of RSHN on a consolidated basis. The Company continues to seek out growth through other acquisitions and to up-list to higher trading markets for which we may qualify, namely OTCQB, OTBQX, NASDAQ National Capital Market and/or TSX-V. In the meantime, Grandeza is focusing on expanding through organic growth and acquisition while improving revenue cycle management through its billing and appeals processes. This latter initiative is expected to boost cash flow by improving adjudication rates and payment turnaround times. Rushnet expects to remain profitable during its aggressive growth plans.

ITEM 8

DESCRIPTION OF PROPERTY

As of the date of this Offering, we use the following leased offices:

•	Two suites in Alpharetta Georgia ($1,850 per month) for our Rushnet laboratory.
•	One suite in Orange Park, Florida ($2,861 per month) for Executive Offices
•	Two suites in Soddy Daisy, Tennessee ($2,400 per month) for Grandeza offices. Lease agreement update in January 2022 to $2,470 per month.

Currently, the above space is sufficient to meet our needs. We do not foresee any significant difficulties in obtaining any required additional space if needed.

ITEM 9

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) should be read in conjunction with the RushNet, Inc. and Subsidiaries (“RSHN”) consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the consolidated notes thereto.

Safe Harbor for Forward-Looking Statements

Certain statements included in this MD&A constitute forward-looking statements, including those identified by the expressions anticipate, believe, plan, estimate, expect, intend and similar expressions to the extent they relate to RSHN or its management. These forward-looking statements are not facts, promises or guarantees; rather, they reflect current expectations regarding future results or events. These forward-looking statements are subject to risks and uncertainties that could cause actual results, activities, performance or events to differ materially from current expectations. These include risks related to revenue growth, operating results, industry, products and litigation, as well as the matters discussed in the RSHN MD&A under Risk Factors. Readers should not place undue reliance on any such forward-looking statements. RSHN disclaims any obligation to publicly update or to revise any such statements to reflect any change in the Company’s expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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Overview

The financial statements include the consolidated financial position on December 31, 2021 and 2020, and results of operations for the years ended on December 31, 2021 and 2020.  The consolidated statements include those of RushNet, Inc. and its subsidiaries, HeliosDX (formerly Chattahoochee Physicians Laboratory, LLC) and Grandeza Healthcare Consulting, LLC (“Grandeza”).

HeliosDX is a subsidiary of Rushnet that provides laboratory testing services of high complexity urine drug testing (UDT), Allergy Droplet Cards, Oral Fluids, and PCR testing.  Grandeza provides management and billing services principally to clinical reference laboratories.   Therefore, the Company operates in two significant segments; laboratory services and billing services. (See note 13 in the consolidated financial statements.)

Results of Operations

During 2021, the Company accomplished a reverse merger between Chattahoochee Physicians Laboratory, LLC, later converted to heliosDx, and RushNet, Inc. in exchange for the issuance of 32,000,000 preferred shares series B and the assumption of the seller financed note.   Additionally, in August 2021, the Company acquired the operations of Grandeza, which was controlled by Ashley Sweat, in exchange for the issuance of 300,000,000 common shares of RushNet, Inc.  (See the audited consolidated financial statements, notes 1 and 12 for detailed financial information.)

As of December 31, 2021, the Company closed its fiscal year with approximately $1 million of stockholders’ equity which was an increase in comparable equity of approximately $504,000 as of December 31, 2020.

Gross revenue for all segments increased by approximately $1.5 million from 2020 to 2021.

Operating expenses increased from 2020 by approximately $1,133,000 year over year. The primary increases were due to referral fees associated with the growth in gross revenues and increases in payroll and employee benefits.  Additionally, during 2021, the Company incurred significant accounting and legal consulting expenses for the purpose of improving controls within its operations, financial reporting and compliance.  Management has undertaken steps to improve its financial reporting to accomplish the Company’s short and long-term plans to elevate its stock listing status from the OTC markets.

For the fiscal year ending on December 31, 2021, RushNet generated after tax consolidated net income of $163,560 while that number was $990,714 for the prior year.  A key difference in the comparability for the net after tax income is that the results of operations reported for 2020 do not include a provision for income taxes.  During 2021, as a result of the merger between heliosDX and RushNet, the consolidated Company recorded deferred tax expense of $356,628. (See note 2 subheading – Accounting for Income Taxes- and note 6 in our consolidated financial statements.) RushNet was not subject to corporate income taxes prior to the reverse merger in 2021.

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Liquidity and Capital Resources

RSHN generated $982,543 of positive cash flow from its operations for the year 2021, after adjusting for the deferred tax expense. This is a decrease from 2020, primarily attributed to tax expense.  The consolidated Company continues to experience growth in the volume of laboratory testing, and to support that growth, during 2021, the Company entered into various laboratory equipment finance leases.  The leases financed the acquisition of approximately $781,000 of new laboratory equipment. The leasing obligations are an obligation of the consolidated Company. During 2021, RSHN borrowed $442,000 under a line of credit and made scheduled payments of $437,482 to creditors.

Critical Accounting Policies and Estimates

We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of the consolidated financial statements, including the following:

Use of Estimates

The preparation of consolidated financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Although these estimates and assumptions are based on the Company’s knowledge of current events and actions the Company may take in the future, actual results could ultimately differ from those estimates and assumptions and the differences could be material. The significant estimates include allowance for credit losses, the incremental borrowing rate for the lease obligations, the valuation of goodwill, and the identification and valuation of assets acquired, and liabilities assumed in connection with business combinations.

Revenue Recognition

The Company adopted the requirements of Accounting Standards Codification (“ASC”) Topic 606 (“Topic 606”), Revenue from Contracts with Customers, under the full retrospective transition approach effective January 1, 2020, the earliest period presented. The ASU amended existing standards for revenue recognition which establishes principles for recognizing revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. There was no cumulative effect to beginning equity of the Company and no changes to the consolidated financial statement presentation as a result of the adoption.

Net Patient Service Revenue

Patient service revenue is reported at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from Medicare or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided.

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Revenue for laboratory analysis charges, and the related accounts receivable, are recognized as services are provided and are billed monthly on the date of service at their estimated net realizable value. The Company derives a significant amount of its revenue from funds under federal Medicare and state Medicaid assistance programs, the continuation of which are dependent upon governmental policies and are subject to audit risk and potential recoupment. Accounts receivable for laboratory services are reported at estimated net realizable amounts from patients and responsible third-party payors. Management periodically evaluates the collectability of its receivables and establishes reserves for potential uncollectible accounts based upon estimates of the net realizable value of the accounts. Management considers both the age of the invoice as well as the history with the payor in its evaluation. Management believes the reserves established at the period-end are adequate to cover potential future losses.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any, under reimbursement programs. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicare or Medicaid are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent positive or negative adjustments to these accrued amounts are recorded in net revenues when known. As of December 31, 2021 and 2020, the contractual adjustments to revenue totaled $16,788,665 and $18,231,208, respectively.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination.

RushNet tests goodwill in the fourth quarter or more frequently if events or circumstances indicate that assets might be impaired. RushNet uses a variety of methodologies in conducting impairment tests of goodwill, including, but not limited to, discounted cash flow models, which include assumptions we believe are consistent with those a market participant would use.  (See note 2 of the consolidated financial statements for a detailed discussion.) There were no impairments during 2021 or 2020.

Plan of Operations

Management is focused upon the growth of the laboratory services revenue through increased marketing efforts and laboratory referral relationships.  Management is also focused on the acquisition of comparable laboratories in the United States of America.  The funds obtained from this offering will be used to reduce debt and provide the required cash flow to support the revenue growth.

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ITEM 10

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the names and ages of our current directors, executive officers and significant employees:

Name and Age	Position(s) Held	Date of Appointment	Other Public Company Directorships

Ashley Sweat (45)	Chairman, President/CEO and Principal Financial Officer	Since March 2021	None
Yann Gerville-Reache (42)	Chief Operating Officer	Since August 2021	None

For a fuller exposition of Compensation, Securities Ownership and Related Party Transactions, respectively Items 11, 12 and 13 of this Offering Circular.

Terms of Officers

Our officers were appointed by the controlling shareholder to serve until their successors are duly elected and qualified. Our Board of Directors, going forward, will be elected by a majority vote of outstanding preferred and common stockholders. Currently, the Company has only one director and two officers as noted above, Mr. Sweat and Mr. Gerville-Reache.

Background and Business Experience.

Ashley Sweat is RushNet’s Chairman, President and CEO, and Chief Financial Officer and he holds comparable roles in RSHN’s lead subsidiary, heliosDX. He obtained a Master's in Organizational Management from Phoenix University in 2004 and completed his undergraduate studies from Gardner-Webb University (B.A.) in 2000. Mr. Sweat is the controlling shareholder of RushNet Inc. and Subsidiaries with over 22 years’ experience with multiple organizations in the healthcare and communications industries. In such increasingly responsible positions, Mr. Sweat has amassed more than 17 sales awards and achievements.  In 2020, Mr. Sweat acquired Chattahoochee Physician laboratory Services which was then later acquired by Rushnet. Mr. Sweat also formed Grandeza Healthcare Consultants, a sister company, as its own separate entity. He became the controlling shareholder in RSHN in March 2021; Chattahoochee Physician laboratory Services was later rebranded and converted to HeliosDx in the State of Georgia and subsequently consolidated HeliosDX and Grandeza under RushNet. Under his leadership, sales have grown year over year, on a consolidated basis, from approximately $4,400,000 in 2020 to $5,900,000 in 2021. Mr. Sweat focuses his professional attention exclusively on RushNet and its subsidiaries. He is the sole director of the consolidated Company, an officer, and the largest shareholder of RSHN.

Yann Gerville-Reache is RushNet’s Chief Operating Officer (“COO”) since August 2021. Mr. Gerville-Reache graduated from Belmont University in 2002 and served in several capacities at the beginning of his career in Paris, France. He returned to the US in 2005 and continued his career in Logistics covering a wide breadth of experiences from customs brokerage, import and export, domestic distribution, business development and account management. During his career, he completed a two-year program within CEVA Logistics (CMA-CGM) as a Lean Manager and earned his project management certification from PMI. Both of these skillsets have served him for various roles across his various experiences and various industries.  He brings 20 years of operations and business development experience to the RSHN management team.

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Committees

Our Board of Directors is currently comprised of one (1) individual, Ashley Sweat. The RSHN Board is expected, for the foreseeable future, to act as a “committee of the whole” board and, as such, is not expected to have separate audit, compensation and nominating committees. Following the effectiveness of this Offering and the capital raise contemplated, we intend to add members to the Board, one or more of whom may be independent.

The audit committee function is performed by our sole Director. Accordingly, currently and for the foreseeable future, the oversight and primary responsibility for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls rests with Mr. Sweat.

The compensation committee function is performed by our sole Director. Hence, currently and for the foreseeable future, Mr. Sweat oversees and approves the compensation structure, all forms of compensation relating to our director and executive officers and any long-term incentive compensation or equity plans or programs or similar arrangements.

The nominating committee function is performed by our sole Director, Mr. Sweat.  This function relates to selecting individuals qualified to become our directors and determining the composition of the Board and any committees.

Because the Board is currently comprised of only one Director and there are only two officers at the parent company level, we do not feel we need to create committees to perform management responsibilities for the foreseeable future.

Compliance with Section 16(a) and Section 13(d) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who beneficially own more than 10% of a registered class of equity securities to file initial reports of ownership and reports of change in ownership of common stock and other equity securities with the Commission. Since our inception, and for the foreseeable future, we have not had a class of equity securities registered under the Securities Exchange Act of 1934, as amended; therefore, compliance with Section 16(a) by our officers and directors has not been required to date.  Once the Company becomes what is called a “Section 12” reporting company, our officers, directors and greater than 10% stockholders will be required by the Commission’s rules and regulations to furnish us with copies of all Section 16(a) forms they file.  At such time, our officers, directors and greater than 5% shareholders will also be required to file Schedules 13-G or 13-F under the Exchange Act.

Legal and Disciplinary History of Our Officers and Directors.

None. During the last five years, excluding traffic violations and minor offenses, none of our directors and officers, have been: (a) convicted in a criminal proceeding or named as a defendant in a pending criminal proceeding; (b) the subject of an entry of an order, judgment, or decree, not subsequently reversed, suspended, or vacated, by a court of competent jurisdiction, that permanently enjoined, barred, suspended, or otherwise, their involvement in any type of business, securities, commodities, or banking activities; (c) the subject of a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodities Futures Trading Commission, or a state securities regulator of a violation of U. S. Federal or state securities or commodities trading laws, which finding or judgment has not been reversed, suspended, or vacated; or (d) the subject of an order by a self-regulatory organization that permanently or temporarily barred, suspended, or otherwise limited any of our directors’ or officers’ involvement in any type of business or securities activities. Similarly, Mr. Sweat is not a disqualified person under Rule 230.262, Rule 230.505(b)(2)(iii) and Rule 230.506(d)(2)(ii) of the Securities and Exchange Commission.

Family Relationships.

We do not have any executive officers or directors who are related to one another.

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ITEM 11

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Currently, RSHN has 9 full time employees and one (1) part time employee on an enterprise basis.  RSHN does not expect to have any additional employees until at least $8,000,000 is raised during the Offering. Going forward, we expect to create a compensation committee to address such compensation policies once the current Offering closes.

Salary for the only Officers of RSHN, the parent company:

Ashley Sweat, the Chairman, President, CEO and Principal Financial Officer, is paid an annualized $150,000 for his multiple corporate roles.

Yann Gerville-Reache, the Chief Operating Officer of RSHN is paid an annualized $125,000.

Bonus:  Discretionary bonus distributed for the fiscal year ended December 31, 2021.

None of our directors and executive officers received any of the following from RSHN for the fiscal year ended December 31, 2021 and 2020 in any of the following ways:

Bonus: None, as of this current fiscal year, but a year-end 2022 bonus is expected to be paid in an amount not currently known.

Stock Awards: None currently but a year-end stock award is expected to be paid.

Option Awards:

Non-Equity Incentive Plan Compensation

Nonqualified Deferred Compensation Earnings

All Other Compensation

Basis of Presentation for Summary Compensation Table.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from us with respect to any executive officer, that would result in payments to such person because of his resignation, retirement, or other involuntary termination of employment by us, any change in control, or a change in the responsibilities of any of our directors or executive officers following a change in our control.

Outstanding Equity Award.

There are no current outstanding equity awards available to our executive officers and/or directors.

Compensation of Directors.

At present, our sole director receives no annual stipend, salary or bonus for his service as a member of our Board of Directors.

[Balance of Page Left Intentionally Blank.]

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ITEM 12

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the information concerning the number of shares of our common stock owned beneficially as of March 31, 2022 by: (i) our director; (ii) our two executive officers; and (iii) each person or group known by us to beneficially own the outstanding shares of our common stock.  Unless otherwise indicated, the shareholder listed below possess sole voting and investment power with respect to the shares they own.

Name and Address of Beneficial Owner (1)(2)(3)(4)(5)	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Ashley Sweat	RSHN Preferred A RSHN Preferred B heliosDX Preferred A	35,000,000 32,000,000 31,000,000	70% 100% 100%
Yann Gerville-Reache	Common	0	0%

Footnotes:

(1)	For purposes of this disclosure, the addresses for each designated person is that of RSHN.
(2)

There is one director and two officers of RushNet:  Mr. Sweat is both the sole director and the President, CEO and Principal Financial Officer of RushNet, Mr. Gerville-Reache is the Chief Operating Officer.

(3)

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

(4)	Based on 8,174,641,795 issued and outstanding shares of our common stock as of March 31, 2022.
(5)

Mr. Sweat owns 31,000,000 of heliosDX Preferred A shares. The heliosDX Preferred A has these rights:  Each share of Preferred A entitles Mr. Sweat to 10 additional votes in heliosDX; he can convert each share of heliosDX Preferred A into common shares of heliosDX on a one to one basis; if there is a stock split or other recapitalization, the heliosDX Preferred A are exempt from such treatment.

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ITEM 13.

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

The notes to individuals, as amended, in the amount of $4,643,826 on December 31, 2021 bear interest at one percent (1%). Future principal and interest payments of $64,000 are due January 2022, February 2022 and March 2022, then payments are deferred until March 2023, when a payment of approximately $800,000 is due to the individuals. Monthly payments of $64,000 continue in April 2023 with a second balloon payment due June 2024 to reduce the balance to $2.28M, then monthly payments continue in July 2024 until a final balloon payment due June 2025 for $1.6M. The notes are secured by LLC Units of HeliosDx and a life insurance policy on the controlling shareholder. In the event of default certain shares owned by the controlling shareholder would be surrendered to the individuals.

In 2021, the Company paid $50,000 to a family member of the controlling shareholder for marketing services. During the period, June 1, 2020 to December 31, 2020, the Company paid $873,674 to an entity controlled by the Company’s controlling shareholder for advertising services. During the period January 1, 2020 to May 31, 2020, the Company paid $702,812 to an entity controlled by the Company’s controlling shareholder for advertising services.

Grandeza Healthcare Consultants, a subsidiary of RushNet, is a healthcare billing and consulting company. Grandeza achieved record revenue increases quarter-over-quarter for 2021, which is primarily attributed to the relationship with heliosDX.

Reports to Security Holders

The Company’s documents filed with the Securities and Exchange Commission may be inspected at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001087329

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Recent Sales of Unregistered Recent Sales

On August 11, 2021, the Company issued 50,000,000 common shares to reduce a liability to an investor in RushNet, Inc.

On December 16, 2021, the Company issued 60,000,000 common shares for marketing services.

Promissory Notes

The Company has the following outstanding Promissory Notes and lines of credit.

1.

A line of credit with a finance company in the amount of $36,866 at December 31, 2021. The maximum available under the line of credit is $100,000. The line bears interest at 44.5%, is secured by all assets of the RSHN and personally guaranteed by the controlling shareholder. The line does not have an expiration date.

•	A payable to a financing company in the amount of $346,000, bearing interest at a stated rate of 8.5%, and an effective interest rate of at 40% with upfront financing fees of $140,000 are considered.

•	Two notes to individuals in the amount of $4,643,826, bearing interest at 1%, maturing in June 2025.

•	One note to Mr. Ashley Sweat in the amount of $122,785.09, bearing interest at 10%, commencing on August 29, 2022 and maturing on August 31, 2024.

•	A payable to a shareholder in the amount of $107,215.

ITEM 14

DESCRIPTION OF REGISTRANT’S SECURITIES TO BE QUALIFIED

Common Stock

RushNet Inc. was incorporated in the State of Nevada on January 15, 1997. A Statement of Conversion was filed on January 2, 2015 converting RushNet from a Nevada corporation to a Colorado corporation. RushNet’s corporate office is located at 8465 Merchant’s Way, Suite 206, Jacksonville, Florida 32222. The Company's authorized common stock consists of 9,000,000,000 shares of common stock with a par value of $0.0001.

Common shareholders are entitled to one vote per Share on all matters to be voted upon by Shareholders and, upon issuance in consideration of full payment, are non-assessable. In the event of liquidation, dissolution or winding up of the Company, the shareholders are entitled to share ratably in all assets remaining after payment of liabilities. Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, the holders of more than 50% of the Shares could elect all the directors of the Company. (See “Risk Factors – Control by the Principal Stockholder.”)

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Dividend Rights

Each common share is entitled to dividends if dividends are declared by the Company's Board of Directors. It is not the current expectation of the Company to pay dividends.

Anti-Takeover Statute

Under Georgia Revised Statutes (hereafter “GRS”), shares in a publicly-held Georgia corporation that are reacquired in a "control share acquisition” are prohibited from voting--unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors or the corporation's articles of incorporation or bylaws specifically state that this section does not apply. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and (iii) more than a majority of such voting power.

Director’s Liability

As authorized by the Georgia Revised Statutes (“GRS”), each director or officer of the Company will be indemnified by the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative in which he is involved by reason of the fact that he is or was a director or officer of the Company; such indemnification, of course, is conditioned upon such officer or director having acted in good faith and in a manner that he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. The articles of incorporation, as amended, provides that no director of the Company shall be personally liable to the Company or any of its Shareholders for monetary damages for any breach of fiduciary duty as a director, except with respect to: (i) any breach of the director's duty of loyalty to the Company or its Shareholders; (ii) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law; (iii) violation of the GRS; or (iv) for any transaction from which the director derived an improper personal benefit. In effect, such articles authorize the Company to indemnify any person to the fullest extent permitted by the GRS.

On the basis of federal and/or state statutes, (a) shareholders in a corporation have the right, subject to the provisions of the Federal Rules of Civil Procedure and jurisdictional requirements, to bring class actions in federal court to enforce their rights under federal securities laws; and (b) Shareholders who have suffered losses in connection with the purchase or sale of their shares may be able to recover such losses from a corporation's management where the losses result from a violation by the management of SEC Rule 10b-5, promulgated under the Securities Exchange Act of 1934, as amended. It should be noted, however, that in endeavoring to recover damages in such actions, it would be generally difficult to establish as a basis for liability that the Company's management has not met such a standard. This is due to the broad discretion given the directors and officers of a corporation to act in its best interest. The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who may, in the future, believe that the Company's management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

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The Company expects to obtain Director and Officer Liability coverage ($2,000,000 minimum) concurrent with the Offering being declared effective by the Securities and Exchange Commission.

Preferred Stock

RSHN’s Articles of incorporation authorize the issuance of preferred stock series A and B. The Company is authorized to issue 50,000,000 preferred shares series A with a par value of $.0001 and 32,000,000 preferred shares series B with a par value of $.0001 as well. As of December 31, 2021, RushNet has 35,000,000 of series A, issued and outstanding to Ashley Sweat. As of December 31, 2021, all of the series B was issued and outstanding to Ashley Sweat. Shareholders of series A preferred stock are entitled to dividends in the amount of 10% of the assets legally available, before the payments of dividends to the holders of common stock. In addition, holders of series A preferred stock have priority over RushNet assets available for distributions. The preferred shares series A carry preferential voting right of 300 votes per share and each preferred A share is convertible into 300 shares of common stock. The preferred shares series B are convertible to six shares of common stock and are exempt from stock splits.

Transfer and Registrar Agent

Mountain Share Transfer, LLC is the stock transfer and registrar agent for RushNet’s common shares. The transfer agent is located at 2030 Powers Ferry Road, S.E., Suite #212, Atlanta, Georgia 30339.   Their business line is (404) 474-3110.

Dividend Policy

Short-term or long-term operations prospects may not generate a profit. Therefore, the Company is not likely to pay immediate dividends and an investment in the Company is thus not suitable for investors seeking current income for financial or tax planning purposes. Future dividends will be paid at the sole discretion of the Board of Directors of the Company.

As permitted under GRS, our articles provide to the fullest extent permitted by Georgia Law wherein our directors or officers shall not be personally liable to the Company or our stockholders for damages for breach of such directors or officers fiduciary duty. The effect of this provision of our articles is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles are necessary to attract and retain qualified persons as directors and officers.

Georgia corporate law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

CHANGES TO AND DISAGREEMENTS ON ACCOUNTING AND

FINANCIAL DISCLOSURES

Somerset CPAs and Advisors were appointed as auditor of RushNet, Inc. and Subsidiaries on January 11, 2022.  There have been no changes or disagreements with Somerset and Somerset continues to serve in such capacity.

Subscription Agreement: We do not need a Subscription Agreement for a self-underwritten offering. If a broker-dealer/Selling Agent (or Agents) is engaged, we would need both a Selling Agreement with heliosDX and a Subscription Agreement associated with the best efforts offering and memorializing the terms of such offering—and such documentation would have to be the subject of an Amendment to the Offering Statement and associated Offering Circular.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

RUSHNET, INC. AND SUBSIDIARIES

Alpharetta, Georgia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of RUSHNET, INC. AND SUBSIDIARIES (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and expenses, changes in stockholders’ equity and cash flows for the years then ended, and the related consolidated notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of their operations and their cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has negative working capital that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

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Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated to the Board of Directors that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition - Refer to Note 1 of the Consolidated Financial Statements

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company likely to receive in exchange for those services.

Significant judgment is exercised by the Company in determining revenue recognition for net patient service revenues, and includes the following:

•	Determination of whether revenues for services will be received net of contractual allowances by Medicare, Medicaid or insurance payor, or paid in full.

•

Management periodically evaluates the collectability of its receivables and establishes reserves for potential uncollectible accounts based upon estimates of the net realizable value of the accounts. Management considers both the age of the invoice as well as the history with the payor in its evaluation.

•	Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any, under reimbursement programs.

•

Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicare or Medicaid are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent positive or negative adjustments to these accrued amounts are recorded in net revenues when known.

Given these factors, the related audit effort in evaluating management’s judgments in determining revenue recognition for net patient service revenues was extensive and required a high degree of auditor judgment.

37

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s revenue recognition for net patient service revenues included the following:

•	We evaluated management’s significant accounting policies related to net patient service revenues for reasonableness.

•	We selected a sample of billings and performed the following procedures:

	o	Vouched subsequent cash receipts, noting contractual allowances and subsequent write-offs, as applicable.

	o	Evaluated the appropriateness of management’s application of their accounting policies in the determination of revenue recognition conclusions.

•	We tested the mathematical accuracy of management’s calculations of revenue and the associated timing of revenue recognized in the consolidated financial statements.

Business Combinations - Refer to Note 1 of the Consolidated Financial Statements

Critical Audit Matter Description

The Company accounts for business combinations under the acquisition method of accounting, which requires the acquired assets, including goodwill, identifiable intangible assets and assumed liabilities to be recorded as of the acquisition date at fair value.

Significant judgment is exercised by the Company in determining fair value on the date of acquisition, and includes the following:

•

The determination of the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition.

•	The determination of tax consequences due to conversion from a non-taxable legal entity to a taxable legal entity on the date of the reverse merger.

Given these factors, the related audit effort in evaluating management’s judgments in determining the fair value of acquired assets and liabilities assumed was extensive and required a high degree of auditor judgment.

38

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company’s business combinations included the following:

•	We evaluated management’s significant accounting policies related to business combinations for reasonableness.

•	We examined the business combinations during the years ended 2021 and 2020 and performed the following procedures:

	o	Examined executed purchase agreements, stock transactions and notes payable.

	o	Confirmed stock transactions with transfer agent.

	o	Evaluated the application of pushdown accounting.

	o	Evaluated management’s determination of fair value of assets and liabilities assumed, and value assigned to controlling and noncontrolling interests.

	o	Evaluated management’s recapitalization of the combined company.

	o	Evaluated the appropriateness of management’s application of their accounting policies in the determination of goodwill.

•	We tested the mathematical accuracy of management’s calculations of goodwill and the associated recognition in the consolidated financial statements.

We have served as the Company's auditor since 2022.

Indianapolis, Indiana

June 1, 2022, except for Note 17, as to which the date is June 16, 2022.

39

FINANCIAL STATEMENTS

RushNet, Inc. Consolidated Balance Sheets As of December 31, 2021 and 2020

Assets	2021	2020
Current Assets:
Cash	$274,745	$96,538
Accounts receivable, net (note 4)	389,911	525,767
Prepaid expenses	26,503	19,162
Total Current Assets	691,159	641,467
Non-Current Assets:
Operating lease right-of-use asset (note 7)	143,619	131,089
Net fixed and lease financed assets (note 5)	993,599	425,446
Goodwill (note 12)	6,022,411	5,550,932
Prepaid expenses and other long term assets	34,733	53,895
Total Non-Current Assets	7,194,362	6,161,362

Total Assets	7,885,521	6,802,829
Liabilities and Stockholders' Equity
Current Liabilities:
Current portion of debt obligation (note 9)	640,756	783,482
Line of credit (note 8)	36,866	-
Accounts payable and other accrued expenses	250,162	251,329
Deposit liability	81,150	81,150
Operating lease obligations (note 7)	61,392	44,457
Finance lease obligations (note 7)	356,153	93,775
Total Current Liabilities	1,426,479	1,254,193
Non-Current Liabilities:
Debt obligation (note 9)	4,463,285	4,643,826
Operating lease obligations (note 7)	82,590	86,424
Finance lease obligations (note 7)	562,604	314,583
Deferred tax liability (note 6)	356,628	-
Total Non-Current Liabilities	5,465,107	5,044,833

Total Liabilities	6,891,586	6,299,026
Commitments and Contingencies (note 15)	-	-
Shareholders' Equity:
Additional paid in capital	386,500	-
Common stock ($.0001 par value) (note 10)	18,395	-
Preferred stock, series A ($.0001 par value) (note 10)	3,500	-
Preferred stock, series B ($.0001 par value) (note 10)	-	-
Retained earnings	585,540	503,803
Total Stockholders' Equity	993,935	503,803

Total Liabilities and Stockholders' Equity	$7,885,521	$6,802,829

See accompanying notes to the consolidated financial statements for December 31, 2021 and 2020

40

RushNet, Inc. Consolidated Statements of Income and Expenses For the Years Ended December 31, 2021 and 2020

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Revenues
Billing services	$49,903	$-	$-
Laboratory testing fees	5,846,861	2,787,759	1,600,130
Total Revenues	5,896,764	2,787,759	1,600,130
Cost of Revenues
Direct labor	440,935	172,544	47,838
Other direct costs	1,334,305	521,406	301,287
Total Cost of Revenues	1,775,240	693,950	349,125
Gross Profit	4,121,524	2,093,809	1,251,005

Operating Expenses
Selling and general and administrative	2,539,408	482,460	215,784
Advertising expenses (note 16)	721,749	983,364	689,135
Depreciation expense (note 5)	267,145	19,756	4,487
Total Operating Expenses	3,528,302	1,485,580	909,406
Income From Operations	593,222	608,229	341,599

Other Income (Expense)
Interest expense	(75,361)	(31,715)	-
Other	2,327	1,184	71,417
Total Other Income (Expense)	(73,034)	(30,531)	71,417

Net Income Before Taxes	520,188	577,698	413,016

Income Tax Expense (note 6)	(356,628)	-	-

NET INCOME	$163,560	$577,698	$413,016

Net Basic Earnings Per Share	$0.00002	$0.00006	$0.00004
Basic	9,174,054,891	10,500,000,000	10,500,000,000

Net Fully Diluted Earnings Per Share	$0.00001	$0.00006	$0.00004
Fully Diluted	19,866,054,891	10,500,000,000	10,500,000,000

See accompanying notes to the consolidated financial statements for December 31, 2021 and 2020

41

RushNet, Inc. Consolidated Statements of Cash Flows For the Years Ended December 31, 2021 and 2020

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Operating Activities
Net income	$163,560	$577,698	$413,016
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	267,145	19,756	4,487
Stock issued for services	48,000	-	-
Deferred taxes	356,628	-	-
(Increase) decrease in:
Accounts receivable	135,856	272,775	-
Prepaids and other assets	11,950	(66,976)	-
Operating leases right-of-use assets	571	(208)	-
Deposit liabilities	-	81,150	-
Accounts payable and accrued expenses	(1,167)	(9,570)	-
Net cash provided by operating activities	982,543	874,625	417,503
Investing Activities
Acquisition of business	-	-	(279,822)
Purchase of fixed assets	(324,897)	(382,446)	-
Net cash used in investing activities	(324,897)	(382,446)	(279,822)
Financing Activities
Proceeds from line of credit, net	36,866	-	-
Principal payments on debt obligations	(437,482)	(64,334)	-
Member contributions	3,000	105	-
S corporation dividends and member distributions	(81,823)	(74,000)	(458,776)
Net cash used in financing activities	(479,439)	(138,229)	(458,776)
Net Change in Cash and Cash Equivalents	178,207	353,950	(321,095)
Cash and Cash Equivalents at the Beginning of the Period	96,538	(257,412)	63,683

Cash and Cash Equivalents at the End of the Period	$274,745	$96,538	$(257,412)

Supplemental Cash Flow Disclosures:
Interest paid	$(75,361)	$(31,715)	-
Non-Cash Financing Activities:
Debt assumed upon reverse merger with RushNet	$454,215	-	-
Common shares issued for acquisition of Grandeza	$28,293	-	-

See accompanying notes to the consolidated financial statements for December 31, 2021 and 2020

42

RushNet, Inc. Consolidated Statements of Changes in Shareholders’ Equity For the Years Ended December 31, 2021 and 2020

	Common Stock		Preferred Stock-Series A		Preferred Stock-Series B		Paid-in Capital	Retained Earnings (Deficit)
	Shares	Amount (Par $.0001)	Shares	Amount (Par $.0001)	Shares	Amount (Par $.0001)
Balance, December 31, 2019	10,500,000,000	$-	-	$-	-	$-	$-	$394,827
Predecessor net income for January 1 - May 31	-	-	-	-	-	-	-	413,016
Predecessor member distributions	-	-	-	-	-	-	-	(458,776)
Predecessor change in control, closing of retained earnings	-	-	-	-	-	-	-	(349,067)
Balance, May 31, 2020	10,500,000,000	-	-	-	-	-	-	-
Sucessor net income for June 1 - December 31	-	-	-	-	-	-	-	577,698
Shareholder S-corporation distributions	-	-	-	-	-	-	-	(74,000)
Member contributions	-	-	-	-	-	-	-	105
Balance, December 31, 2020	10,500,000,000	$-	-	$-	-	$-	$-	$503,803
Stockholder acquires controlling interest in RushNet, Inc. on March 19, 2021	(10,500,000,000)	-	35,000,000	3,500	-	-	6,500	-
Issuance of common stock to Rushnet, Inc. common stockholders with acquisition on July 1, 2021	7,764,641,795	7,395	-	-	-	-	-	-
Issuance of preferred shares, series B (note 12)	-	-	-	-	32,000,000	-	-	-
Issuance of common shares to reduce liability on August 11, 2021	50,000,000	5,000	-	-	-	-	335,000	-
Issuance of common shares for Grandeza to controlling stockholder for common control merger	240,000,000	-	-	-	-	-	-	-
Issuance of common shares for Grandeza to minority stockholder for common control merger	60,000,000	-	-	-	-	-	-	-
Issuance of common shares for services on December 16, 2021	60,000,000	6,000	-	-	-	-	42,000	-
Net income for the year	-	-	-	-	-	-	-	163,560
Shareholder S-corporation distributions prior to July 1, 2021	-	-	-	-	-	-	-	(81,823)
Member contributions prior to July 1, 2021	-	-	-	-	-	-	3,000	-
Balance, December 31, 2021	8,174,641,795	$18,395	35,000,000	$3,500	32,000,000	$-	$386,500	$585,540

See accompanying notes to the consolidated financial statements for December 31, 2021 and 2020

43

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 1: Organization and Nature of Operations and Presentation of Financial Statements

RushNet, Inc. was organized in Nevada on January 15, 1997, redomiciled to Colorado on January 2, 2015; its principal offices are in Alpharetta, Georgia. The consolidated financial statements include those of RushNet, Inc. and its legal subsidiaries; Chattahoochee Physicians Laboratory Services, LLC; doing business as HeliosDx (the Company), and Grandeza Healthcare Consultants, LLC (Grandeza). All significant intercompany transactions have been eliminated.

HeliosDx was organized in Georgia on May 19, 2015, as a limited liability company. The Company operates under the name of HeliosDx, and is headquartered in Alpharetta, Georgia. Services provided consist of high complexity urine drug testing (UDT), Allergy Droplet Cards, Oral Fluids, PCR (Nail, Wound, RPP, STI, GI, UTI), and PGX testing through Lab Partners. Grandeza was organized in Tennessee on June 5, 2020, and is headquartered in Soddy Daisy, Tennessee. The Company provides management billing services to clinical reference laboratories. The subsidiaries shall continue until dissolved in accordance with their operating agreements.

As a result of the reverse merger of HeliosDx and RushNet, Inc. (see Note 12), HeliosDx is treated as the accounting acquirer and RushNet, Inc. is treated as the acquired company for financial reporting purposes. This determination was based on current shareholders of HeliosDx having a majority of the voting power of the combined entity, the operations of HeliosDx comprising the only operations of the combined entity, and senior management of HeliosDx controlling the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of HeliosDx with the acquisition being treated as the equivalent of HeliosDx issuing stock for the net assets of the Company, accompanied by a recapitalization. Operations prior to the business combination are those of HeliosDx and retained earnings of HeliosDx have been carried forward after the business combination. Earnings per share calculations for all periods prior to the business combination have been retrospectively adjusted for the equivalent number of shares outstanding immediately after the business combination to effect the reverse acquisition.

The Company has elected to apply pushdown accounting under ASC 805-50-15. The operations, cash flows and equity accounts are presented for 2020 with the delineation of activity between the predecessor and successor.

predecessor

The period from January 1, 2020, through May 31, 2020, reflects the historical operational results of the Company that existed prior to the acquisition of the Company by the controlling shareholder. This period is referred to as “Predecessor January 1 – May 31, 2020.”

Successor

The period from June 1, 2020, through December 31, 2020, is referred to as the “Successor June 1 – December 31, 2020.” The Successor period reflects the operations, cash flows, assets, and liabilities of the Company at their fair values on June 1, 2020, the acquisition date.

Due to the application of acquisition accounting, the election of pushdown accounting, and the conforming of significant accounting policies, the results of operations, cash flows, and other financial information for the Successor period are not comparable to the Predecessor period (see Note 12).

Note 2: Summary of Significant Accounting Policies

Recent Accounting Pronouncements Adopted

In December 2019, the FASB issued ASU 2019-12, "Simplifying the Accounting for Income Taxes," which eliminates certain exceptions within ASC 740, Income Taxes, and clarifies other aspects of the current guidance to promote consistency among reporting entities. ASU 2019-12 was effective for fiscal years beginning after December 15, 2020, with any adjustments reflected as of January 1, 2021. The adoption of ASU 2019-12 did not have a material impact on our consolidated financial statements.

44

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Recent Accounting Pronouncements to be Adopted

In November 2021, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2021-10, "Government Assistance." The ASU includes tax credits but not within Topic 740, "Income Taxes," cash grants, grants of other assets and project grants. The ASU excludes transactions in which a government is a customer within Topic 606, "Revenue from Contracts with Customers." The ASU will be effective for fiscal years beginning after December 15, 2021, with early adoption permitted. We are currently evaluating the effect of adopting this pronouncement on our consolidated financial statements and disclosures.

In October 2021, the FASB issued ASU 2021-08, "Accounting for Contract Assets and Contract Liabilities from Contracts with Customers." ASU 2021-08 requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. Under this approach, the acquirer applies the revenue model as if it had originated the contracts. This is a departure from the current requirement to measure contract assets and contract liabilities at fair value. ASU 2021-08 is applied to business combinations occurring on or after January 1, 2023. We are currently evaluating the effect of adopting this pronouncement on our consolidated financial statements and disclosures.

Liquidity:

Since its inception, the Company has devoted substantially significant resources towards business planning and raising capital. Management’s efforts to bring the Company into full compliance with its reporting and improving operations require a significant level of operating resources. As of December 31, 2021, the Company had approximately $275,000 in cash and cash equivalents.

Although our revenues generated from operations are increasing each month, in order to support our operational activities, our revenues may need to be supplemented by the proceeds from the issuance of securities, including equity and debt issuances. At December 31, 2021, we had a working capital deficit of approximately $735,000. Accordingly, our ability to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of sufficient operating revenues. We anticipate that our current cash and revenue generated from operations will be sufficient for day-to-day operations; however, we anticipate that we will need additional capital for business expansion. If our revenues continue to be insufficient to support our operational activities, we intend to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to us on reasonable terms and ultimately generating sufficient revenue from operations. Our operating income and cash reserves will allow us to continue for several months until sufficient revenue is met. Management believes that its actions to secure additional funding will allow us to continue as a going concern. We currently do not have any binding sources of financing other than our line of credit and accounts receivable factoring agreement, each of which requires us to meet certain requirements to utilize. There can be no assurance that we will meet all or any of the requirements pursuant to our line of credit, and accounts receivable factoring agreement, and therefore those financing options may be unavailable to us. There is no guarantee we will be successful in raising capital outside of our current sources, and if so, that we will be able to do so on favorable terms.

To implement our business plan, we may require additional financing. Further, current or future adverse capital and credit market conditions could limit our access to capital. We may be unable to raise capital or bear an unattractive cost of capital that could reduce our financial flexibility.

Our long-term liquidity requirements will depend on many factors, including the rate at which we grow our business and footprint in the industry. To the extent that the funds generated from operations are insufficient to fund our activities in the long term, we may be required to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if it is available, it will be on terms acceptable to us.

Cash Equivalents:

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

45

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Advertising:

The Company expenses advertising costs as they are incurred.

Fair Value of Financial Instruments and Related Fair Value Measurements:

The carrying value amounts reflected in the balance sheet for cash, cash equivalents and obligations approximate their respective fair values based on the short-term measure of these instruments.

Use of Estimates:

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Although these estimates and assumptions are based on the Company’s knowledge of current events and actions the Company may take in the future, actual results could ultimately differ from those estimates and assumptions and the differences could be material. The significant estimates include the allowance for credit losses, the incremental borrowing rate for the lease liability, goodwill, and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

Revenues and Cost Recognition:

The Company adopted the requirements of Accounting Standards Codification (“ASC”) Topic 606 (“Topic 606”), Revenue from Contracts with Customers, under the full retrospective transition approach effective January 1, 2020, the earliest period presented. The ASU amended existing standards for revenue recognition which establishes principles for recognizing revenue upon transfer of promised goods or services to customers in an amount that reflects the expected consideration received in exchange for those goods or services. There was no cumulative effect to beginning equity of the Company and no changes to the consolidated financial statement presentation as a result of the adoption.

Net Patient Service Revenue

Patient service revenue is reported at the amount that reflects the consideration the Company expects to receive in exchange for the services provided. These amounts are due from Medicare or third-party payors and include variable consideration for retroactive adjustments from estimated reimbursements, if any, under reimbursement programs. Performance obligations are determined based on the nature of the services provided.

Revenue for laboratory analysis charges, and the related accounts receivable, are recognized as services are provided and are billed monthly on the date of service at their estimated net realizable value. The Company derives a significant amount of its revenue from funds under federal Medicare and state Medicaid assistance programs, the continuation of which are dependent upon governmental policies and are subject to audit risk and potential recoupment. Accounts receivable for laboratory services are reported at estimated net realizable amounts from patients and responsible third-party payors. Management periodically evaluates the collectability of its receivables and establishes reserves for potential uncollectible accounts based upon estimates of the net realizable value of the accounts. Management considers both the age of the invoice as well as the history with the payor in its evaluation. Management believes the reserves established at the period-end are adequate to cover potential future losses.

Billings for services under third-party payor programs are recorded net of estimated retroactive adjustments, if any, under reimbursement programs. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods or as final settlements are determined. Contractual or cost related adjustments from Medicare or Medicaid are accrued when assessed (without regard to when the assessment is paid or withheld). Subsequent positive or negative adjustments to these accrued amounts are recorded in net revenues when known. As of December 31, 2021 and 2020, the contractual adjustments to revenue totaled $16,788,665 and $18,231,208, respectively.

46

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

CARES Act Provider Relief Revenue

On March 11, 2020, the World Health Company declared a global emergency over the novel coronavirus known as COVID-19. Patient volumes and the related revenues were affected by COVID-19 as various policies were implemented by federal, state and local governments in response to the pandemic that led many people to remain at home and forced the closure of or limitations on certain businesses. While some of these policies have been eased, some restrictions remain in place and some state and local governments are re-imposing certain restrictions due to increasing rates of COVID-19 cases. The Company experienced temporary negative impacts to its operational results during 2021 and 2020.

During the years ended December 31, 2021 and 2020, the Company recognized $0 and $71,400, respectively, of other income from distributions from the Coronavirus Aid, Relief and Economic Security Act (CARES Act) Provider Relief Fund. Certain distributions from the SBA are not subject to repayment, provided the Company is able to attest to and comply with the terms and conditions of the funding, including demonstrating that the cash received was used for qualifying expenses and lost revenue attributable to COVID-19, as defined by the Department of Health and Human Services. The Company accounts for such payments as debt and recognizes other income once the applicable terms and conditions required to retain the funds have been substantially met.

As of December 31, 2021 and 2020, management believes they have met the required terms and conditions to retain the funds and will continue to assess compliance with the terms and conditions as necessary.

Earnings per share:

Basic earnings per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the Company. Diluted earnings per share is computed by dividing the earnings available to stockholders by the weighted average number of shares outstanding for the period and dilutive potential shares outstanding unless consideration of such dilutive potential shares would result in anti-dilution.

Property and Equipment:

Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are generally five to seven years. Leasehold improvements are depreciated over the life of the lease including anticipated renewal periods, as determined upon lease inception. Leasehold improvements are being depreciated over three to eight years. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are relieved from the accounts and the net gain or loss is included in operating expenses.

The right-of-use asset (ROU) for finance leased assets are recorded as other non-current assets and included within the net fixed asset line item, and the liability is allocated between the current and non-current liabilities due under the leases.

Impairment of Long-Lived Assets:

We review long-lived assets, such as property, plant and equipment and finite-lived intangible assets, for impairment whenever events indicate that the carrying amounts might not be recoverable. Recoverability of property, plant and equipment, and other finite-lived intangible asset is measured by comparing the projected undiscounted net cash flows associated with those assets to their carrying values. If an asset is considered impaired, it is written down to its fair value, which is determined based on the asset's projected discounted cash flows or appraised value, depending on the nature of the asset. For purposes of recognition of impairment for assets held for use, we group assets and liabilities at the lowest level for which cash flows are separately identifiable.

There were no impairments of long-lived assets for the years ended December 31, 2021, and 2020.

47

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Goodwill and Intangible Assets:

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination.

The Company tests goodwill in the fourth quarter or more frequently if events or circumstances indicate that assets might be impaired. The Company uses a variety of methodologies in conducting impairment tests goodwill, including, but not limited to, discounted cash flow models, which include assumptions we believe are consistent with those a market participant would use. There were no impairments of goodwill for the years ended December 31, 2021, and 2020.

Accounting for Business Combinations:

Business combinations are accounted for under the acquisition method of accounting, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. Any excess of the purchase price over the fair value of the assets acquired, including separately identifiable intangible assets, and liabilities assumed is recorded as goodwill. Fair value determination is subject to a significant degree of estimates.

The determination of the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition. Where appropriate, external advisors are consulted to assist in the determination of fair value. For non-observable market values, fair value has been determined using acceptable valuation principles.

Stock based compensation:

The Company does not issue stock as compensation for staff, employees, and management. No plan for stock-based employee compensation exists as of December 31, 2021. Stock issued for services is measured at fair value on the date of issue.

Leases:

The Company recognizes right-of-use assets and operating lease obligations at the net present value of the future lease obligations in excess of one year from inception. The initial assessment of the lease term includes the non-cancellable periods of the lease together with those periods covered by an option to extend if management is reasonably certain to exercise the option. The Company has elected to apply the short-term lease exception to all leases of one year or less and uses its incremental borrowing rate of 5% as the discount rate in determining the net present value of the obligation. The incremental borrowing rate is estimated based upon market conditions and managements’ estimate of credit worthiness for the Company at the time of lease inception.

Rental expense is recognized on the straight-line method over the life of the leases. The differences between the amounts paid under the lease and the amounts expensed using the straight-line method are recorded as an adjustment to the right-of-use asset.

Accounting for Income Taxes:

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities reflect the tax effects of net operating losses, tax credits, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. They are determined using enacted tax rates in effect for the year in which such temporary differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. When we establish or reduce the valuation allowance against our deferred tax assets, our provision for income taxes will increase or decrease, respectively, in the period that determination to change the valuation allowance is made.

48

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Accounting for Uncertainty in Income Taxes:

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements on a particular tax position are measured based on the largest benefit that has a greater than a 50% likelihood of being realized upon settlement. The amount of unrecognized tax benefits is adjusted as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. We recognize both accrued interest and penalties, where appropriate, related to unrecognized tax benefits in the provision for income taxes.

For the years ended December 31, 2021 and 2020, management believes there were no material uncertain tax positions. Additionally, there were no amounts of interest and penalties recognized in the balance sheets as of December 31, 2021, and 2020, or the statements of income for the years then ended. Generally, the Company’s income tax returns are subject to examination through 2024.

Subsequent events:

The Company has evaluated subsequent events through the date on which the consolidated financial statements were available to be issued.

Note 3: Concentration of Credit Risk

The financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of accounts receivable and cash deposits. Credit sales are made to the customers for services and are unsecured. The Company maintains its cash deposits in accounts which may at times exceed the amount insured by the FDIC. The accounts receivable consists of amounts due from third-party payors, including government sponsored Medicare and Medicaid programs, and insurance companies, and customers within the north Atlanta area of Georgia. Except with respect to the Medicare and Medicaid programs, concentrations of credit risk, which consist primarily of customer accounts receivable, is limited due to the large number of payors comprising our diverse customer base.

Note 4: Accounts Receivable

The receivables are carried net of managements’ estimate of allowances for potentially uncollectible accounts. As of December 31, 2021 and 2020, the Company does not anticipate the need for an allowance.

49

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 5: Fixed Assets and Right-to-Use Assets

The components of the Company’s fixed and right-of-use assets are as follows:

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Office furniture and equipment	$31,242	$1,242	$22,306
Medical equipment	35,820	13,221	33,266
Medical equipment - finance leased assets	1,189,116	408,359	-
Leasehold improvements	24,656	22,380	24,503
Total fixed and right-of-use-assets	$1,280,834	$445,202	$80,075
Less: Accumulated depreciation	(287,235)	(19,756)	(48,697)

Net fixed and right-of-use assets	$993,599	$425,446	$31,378

Depreciation expense for the years ended December 31, 2021 and 2020 are as follows:

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Depreciation	$267,145	$19,756	$4,487

Note 6: Income Taxes

Effective from the date of inception to May 31, 2020, the Company elected to be treated as a partnership for income tax purposes. Effective June 1, 2020, the Company elected to be treated as a sub-chapter S corporation for income tax purposes. Accordingly, no federal or state income taxes are payable by the Company, and none have been provided for periods prior to the reverse merger on July 1, 2021. For the period after July 1, 2021, the operations of the consolidated entity are subject to federal and state income taxes. The provision for income taxes includes federal and state taxes currently payable. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

The Company and its legal parent file a consolidated federal income tax return. Income tax expense in the Company's consolidated income statements have been allocated to the separate entity’s net taxable income. The Company has available at December 31, 2021, $168,097 of unused operating loss carryforwards that may be applied against future taxable income with no expiration.

50

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Federal and State income tax expense for the years ended December 31:

	2021		2020
Federal :	$		$
Current expense:		-		-
Deferred expense:		288,045		-
Federal income tax expense		288,045		-
State:
Current expense:		-		-
Deferred expense:		68,583		-
State income tax expense		68,583		-

Total income tax expense		$356,628		$-

The Company’s deferred tax assets and liabilities as of December 31:

	2021	2020
Federal :
Deferred tax assets	$46,354	$-
Less Valuation Allowance	-
Deferred tax liabilities	(334,399)	-
Federal deferred tax liabilities	(288,045)	-
State:
Deferred tax assets	11,037	-
Less Valuation Allowance	-
Deferred tax liabilities	(79,620)	-
State deferred tax liabilities	(68,583)	-

Net deferred tax liabilities	$(356,628)	$-

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences result from the distinct financial and income tax methods in recording depreciation and amortization. The Company’s net deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:

Net Deferred Tax (Liability) Asset:	2021	2020
Difference in fixed asset carrying values	$(252,747)	$-
Difference in goodwill carrying value	(97,034)	-
Change in accounting method for income taxes	(64,237)	-
Deferred compensation	13,353	-
Differences in net operating loss and other	44,037	-
Total Net Deferred Tax Liability	$(356,628)	$-

51

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Reconciliation of federal statutory rates to pretax income from continuing operations, and the components of the provision for income taxes are as follows:

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Computed at the expected statutory rate	21.00%	21.00%	21.00%
S-Corporation/Partnership income	-26.41%	-21.00%	-21.00%
Change in accounting method for income taxes	14.36%	-	-
Effects of change to taxable status	57.65%	-	-
State income tax net of federal benefit	2.10%	-	-
Other	-0.14%	-	-
Income tax expense (benefit) - at effective rate	68.56%	0.00%	0.00%

Note 7: Leases

During 2021, the Company leased equipment and facilities in Georgia, Tennessee, and Florida under noncancellable leases. The leases range in duration from two to four years and, in most instances, provide for renewal options. The Company does not anticipate exercising the existing renewal options.

The operating leases are detailed as follows:

Description	Location	Initial Term	Renewal Period	Ending	Monthly Payment	Pmt Escalation
Laboratory space	Georgia	12 months	n/a	July, 2022	$1,850	-
Office space	Florida	36 months	n/a	July, 2024	$2,861	3% annual
Office space	Tennessee	40 months	3-5 year periods	November, 2023	$1,400	-
Office space	Tennessee	36 months	3-5 year periods	November, 2023	$1,000	$1,070 January, 2022

Lease commitments for the next five years and thereafter:

Maturing In	Finance Leases	Operating Leases
2022	$372,524	$76,601
2023	372,524	65,274
2024	203,912	22,969
Total Commitments	$948,960	$164,844
Less: leases < 1 year in term	-	(12,950)
Imputed Interest	(30,203)	(7,912)

Current Lease Obilgations	$356,153	$61,392
Non-Current Lease Obilgations	562,604	82,590
Total Net Principal Commitments	$918,757	$143,982

52

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

The components of lease costs, as of the years ended are as follows:

	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Lease Cost:
Finance leases:
Amortization of right-of-use assets	$246,995	$14,584	$-
Interest on lease liabilities	20,740	-	-
Operating lease cost	43,744	6,825	-
Short-term lease cost	21,600	12,250	8,750
Total Lease Cost	$333,079	$33,659	$8,750

The finance and operating leases are discounted at weighted average discount rates that range from 4.8% to 5% in 2021, and 0.0% to 5.6% in 2020. The remaining lease terms range from 2.6 to 3.1 years as of December 31, 2021.

Note 8: Line of Credit

On April 7, 2021, the Company entered into a line of credit with a finance company in the amount of $100,000. The line bears interest at 44.5% per annum, is secured by all assets of the Company and personally guaranteed by the controlling shareholder. As of December 31, 2021, the outstanding amount due is $36,866. The line does not have an expiration date.

Note 9: Debt Obligations

The Company carries the following debt obligations:

Description	Interest Rate	Maturity	2021	Successor June 1 - December 31, 2020	Predecessor January 1 - May 31, 2020
Due to finance company (1)	8.5%	None	$346,000	$-	$-
Notes to individuals (2)	1.0%	June, 2025	4,643,826	5,427,308	-
Shareholder payable (3)	-	On Demand	107,215	-	-
SBA payable (4)	-	None	7,000	-	-
		Total debt obligations	5,104,041	5,427,308	-
		Less current portion of debt	(640,756)	(783,482)
		Long-term portion of debt obligations	$4,463,285	$4,643,826	$-

(1) Payable monthly at an effective finance rate of 40%, no set maturity. Secured by accounts receivable.

(2) Payable monthly; payment of principal and interest of $64,000 for January, February, and March 2022, then no payments for 10 months while interest accrues at prime plus 2%, a balloon principal and interest payment of $797,031 due March 2023, then $64,000 monthly payments through May 2024, then a balloon payment due June, 2024 to reduce balance to $2.28M, final balloon payment due June, 2025 for $1.6M. Secured by LLC Units of HeliosDx and a life insurance policy on the controlling shareholder. In the event of default certain shares owned by the controlling shareholder would be surrendered to the individuals.

(3) Due on demand, notes do not carry interest and are unsecured.
(4) SBA payable, unsecured.

53

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Future maturities of the debt obligations are as follows:

Year	Principal Due
2022	$640,756
2023	1,276,499
2024	1,280,164
2025	1,906,622
Total	$5,104,041

Note 10: Stockholders’ Equity

The Company is authorized to issue 9,000,000,000 shares of $.0001 par value common stock. As of December 31, 2021, 8,174,641,795 common shares are issued and outstanding. The Company is authorized to issue 50,000,000 preferred shares - series A with a par value of $.0001, and 32,000,000 preferred shares – series B with a par value of $.0001. As of December 31, 2021, the Company has 35,000,000 of series A and all of series B issued and outstanding. Holders of series A preferred stock are entitled to dividends in the amount of 10% of the assets legally available, before the payments of dividends to the holders of common stock. In addition, holders of series A preferred stock have priority over the Corporation’s assets available for distribution in the event of liquidation or dissolution of the Corporation, and have a right to convert their shares of series A preferred stock to 300 shares of common stock.

The preferred shares – series B are convertible to six shares of common stock per series B preferred share and are exempt from stock splits.

There are 519,934,241 issued common shares that are restricted as of December 31, 2021. The shares will become free trading upon satisfaction of certain terms within agreements.

54

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 11: Concentrations

The Company has the following concentrations during and for the years ending December 31, 2021 and 2020:

Description	Type	2021	2020
Vendor Concentrations
ABS	Laboratory Supplies	14%	10%
Yoked, LLC (related party)	Marketing	N/A	94%

Consulting Concentration
New to the Street Group, LLC	Advertising	32%	N/A
New to the Street Group, LLC	Advertising	60,000,000 shares	N/A

Revenue Concentrations
Medicare		46%	35%
United Healthcare		17%	12%
WellMed Medical Management, Inc.		N/A	14%

Accounts Receivable Concentrations
Medicare		45%	35%
United Healthcare		16%	12%
WellMed Medical Management, Inc.		N/A	14%

Note 12: Business Combinations and Reverse Merger

On June 1, 2020, 100% of the membership interest of HeliosDx, LLC was acquired in exchange for a $5,900,000, seller financed note (see Note 9). Goodwill in the amount of $5,550,932 was recognized because of the transaction and the application of pushdown accounting. The following assets and liabilities were recognized in the acquisition at fair value.

Financial assets	$440,219
Fixed assets	31,377
Goodwill	5,550,932
Financial liabilities	(122,528)
Net assets	$5,900,000

Consideration:
Notes payable to sellers	$5,900,000

55

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

On March 19, 2021, a stockholder of HeliosDx acquired the controlling interest in RushNet, Inc. The controlling stockholder contributed HeliosDx, LLC in exchange for 32,000,000 preferred shares series B and the assumption of the seller financed note. The noncontrolling common shareholders of RushNet received 7,764,641,795 common shares, on July 1, 2021. RushNet, Inc. is the legal acquirer of HeliosDx, but is considered the accounting acquiree. The transaction is accounted for as a reverse acquisition resulting in a recapitalization of the combined Company. Accordingly, the assets and liabilities of RushNet, Inc. are deemed to be acquired by HeliosDx. The assets and liabilities of RushNet, Inc. and HeliosDx are recognized on July 1, 2021 the date of the transaction at historical cost because both entities are controlled by the same stockholder. The common stock equivalent units in HeliosDx, LLC prior to the July 1, 2021 reverse merger is 10,500,000,000 shares of common stock as shown on the Consolidated Statements of Changes in Stockholders Equity. The following assets and liabilities were recognized in the business combination on March 19, 2021 at fair value when the change in control occurred:

Financial assets	$131
Fixed assets	-
Goodwill	471,479
Financial liabilities	(454,215)
Net assets	$17,395
Consideration:
Common stock issued to controlling stockholder	$10,000
Common stock issued to non- controlling interest	7,395
Total	$17,395

The transaction was undertaken to acquire the operations of HeliosDx, and merge commonly control companies.

On August 1, 2021, 100% of the membership interest of Grandeza Healthcare Consultants, LLC was acquired in exchange for 300,000,000 shares of RushNet, Inc. common stock. The entities were under common control before the transaction. The following assets and liabilities were recognized in the business combination:

Financial assets	$136,105
Financial liabilities	(107,812)
Net assets	$28,293

56

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 13: Segmental Information

The Company’s operations are classified into two reportable segments: laboratory diagnostic services (1) and billing services (2). Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies. Intersegment sales are based on the costs to produce the services. The Company evaluates performance based on profitability and sales growth. The factors used to identify the segments are as follows:

	2021
Segment	1	2	Total

External revenue	$5,846,861	$49,903	$5,896,764
Intersegment revenue	-	1,753,174	1,753,174
Net income before taxes	514,138	6,050	520,188

Revenues:
Total for reportable segments		$7,649,938
Intersegment revenue		(1,753,174)
Consolidated revenue		$5,896,764

	Successor June 1 - December 31, 2020			Predecessor January 1 - May 31, 2020
Segment	1	2	Total	1	2	Total

External revenue	$2,787,759	$-	$2,787,759	$1,600,130	$-	$1,600,130
Intersegment revenue	-	136,000	136,000	-	-	-
Profit before taxes	549,510	28,188	577,698	413,016	-	413,016

Revenues:
Total for reportable segments		$2,923,759			$1,600,130
Intersegment revenue		(136,000)			-
Consolidated revenue		$2,787,759			$1,600,130

57

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

The condensed segmented balance sheet is as follows for December 31, 2021:

	1	2	Total
ASSETS
Financial assets	$710,528	$15,364	$725,892
Net fixed and right-of-use assets (note 5)	1,137,218	-	1,137,218
Goodwill	6,022,411	-	6,022,411
TOTAL ASSETS	7,870,157	15,364	7,885,521
LIABILITIES AND SHAREHOLDERS' EQUITY
Financial liabilities	224,004	144,174	368,178
Deferred tax liability	356,628	-	356,628
Finance and operating lease obligations	1,062,739	-	1,062,739
Debt obligations	5,104,041	-	5,104,041
TOTAL LIABILITIES	6,747,412	144,174	6,891,586
Deficiency in Shareholders' Equity:
Additional paid in capital	383,500	3,000	386,500
Common stock	18,395	-	18,395
Preferred stock	3,500	-	3,500
Retained earnings (deficit)	717,350	(131,810)	585,540
Total Deficiency in Shareholders' Equity	1,122,745	(128,810)	993,935
TOTAL LIABILITIES AND DEFICIENCY IN SHAREHOLDERS' EQUITY	$7,870,157	$15,364	$7,885,521

Note 14: Risks and Uncertainties

During the years ended December 31, 2021, and 2020, global financial markets experienced significant volatility resulting from the spread of the novel coronavirus known as COVID-19. The outbreak of COVID-19 has resulted in travel and border restrictions, quarantines, supply chain disruptions, lower consumer demand and general market uncertainty. The extent of the future impact of COVID-19 on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, and the impact on the Company’s vendors, which cannot be determined at this time.

Note 15: Commitments

The Company has certain supply purchasing commitments to acquire reagents used to process laboratory tests on specific equipment which extend for the next three years. The monthly purchasing of the reagents can vary depending upon the volume of tests processed. The monthly purchasing costs are approximately $34,000. The Company paid $452,090 and $354,761 under terms of this agreement during the years ended December 31, 2021 and 2020, respectively.

The Company entered into a consulting agreement with an unrelated entity to provide laboratory consulting services. The Company paid $9,040 and $15,870 under terms of this agreement during the years ended 2021 and 2020, respectively. The consulting agreement is cancellable by either party with a 30 day notice.

Note 16: Related Party Transactions

During the year ended 2021, the Company paid $50,000 to a family member of the controlling shareholder for marketing services. During the period, June 1, 2020 – December 31, 2020, the Company paid $873,674 to an entity controlled by the Company’s controlling shareholder for advertising services. During the period January 1, 2020 to May 31, 2020, the Company paid $702,812 to an entity controlled by the Company’s controlling shareholder for advertising services.

58

RushNet, Inc. Notes to the Consolidated Financial Statements December 31, 2021 and 2020

Note 17: Subsequent Events

During 2021, the Company entered into a letter of intent to purchase another laboratory facility for $6 million. The original closing date was extended, to no later than May 31, 2022. The extension provides for an escalated purchase price of $100,000 per month to a maximum purchase price of $6.4 million. If the closing does not occur on May 31, 2022, the Company’s controlling shareholder will pay a penalty to the seller of the laboratory facility, in the form of a note payable of $250,000.

Effective, June 10, 2022, Chattahoochee Physicians Laboratory Services, LLC doing business as heliosDX, a wholly owned subsidiary of the Company, elected to change its name to HeliosDX, Inc. and converted from a limited liability company to a Georgia Corporation.  HeliosDX, Inc. amended its Articles of Incorporation to convert the outstanding membership interest to capital stock.  HeliosDX, Inc.’s capital structure is comprised of 49,000,000 shares of common stock and 31,000,000 shares of Series A preferred stock, both with par values of $0.000001. One share of preferred stock is convertible into 1 share of common stock, and holders of preferred stock are entitled to 10 votes for each share, and preferences for dividends and in liquidation.

59

PART III—EXHIBITS

Exh. No.	Exhibit Description
2.1	Articles of Incorporation and associated Amendment-RSHN
2.2	Articles of Incorporation-heliosDX, Inc., successor to heliosDX, LLC
2.3	Bylaws for RushNet, Inc.
2.4	Bylaws of heliosDX, Inc.
3.1	Specimen Stock Certificate-RushNet, Inc. N/A since physical stock certificates are not used: All trades done via book entry.
3.2	Specimen Stock Certificate-heliosDX, Inc. N/A since stock certificates not used: All trades are done via book entry.
6.0	D&O Insurance
6.1	Preferred Series A in RushNet, Inc. re Ashley Sweat control/super super-voting Agreement
6.2	Preferred Series A in heliosDX, Inc. re Ashley Sweat control/super-voting take final/provided.]
6.3	Lease Agreement for 1122 E/F Cambridge Square (Alpharetta, Georgia)
6.4	Lease Agreement for 9218 Dayton Pike (Soddy-Davis, Tennessee)
6.5	Lease Agreement for 8465 Merchants Way—Suite 206 (Jacksonville, Florida)
6.6	RushNet Acquisition Agreement to obtain control of RushNet, Inc.
6.7	RushNet Acquisition Agreement to obtain control of HeliosDX, and designation of Preferred Series B
6.8	Promissory Notes with multiple heliosDX funding sources
6.9	Amendments to Promissory Notes
6.10	Lease Purchase Agreement – ThermoFisher
6.11	Lease Purchase Agreement – ABS
11.1	Consent of Auditor for this Form 1-A
12.1	Consent of Counsel (included in Exhibit 12.2) for this Form 1-A
12.2	Opinion of Counsel for this Form 1-A

60

SIGNATURES

RUSHNET INC.

/s/ Ashley Sweat
Chairman, President, CEO and Principal Financial Officer

Dated: November 9, 2022

61